                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 19, 2001

                                      among

                              INERGY HOLDINGS, LLC

                             IPCH ACQUISITION CORP.

                                IPCH MERGER CORP.

                                  INERGY, L.P.

                      INDEPENDENT PROPANE COMPANY HOLDINGS

                                       and

                 CERTAIN HOLDERS OF SERIES E PREFERRED STOCK OF
                      INDEPENDENT PROPANE COMPANY HOLDINGS

                                and joined in by

                       DAVID L. SCOTT and ROBERT R. GALVIN


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                               Table of Contents
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ARTICLE I  DEFINITIONS...................................................................................   2

ARTICLE II  THE MERGER...................................................................................   2
   Section 2.1.        The Merger........................................................................   2
   Section 2.2.        Dissenting Shares.................................................................   6
   Section 2.3.        Payment of Merger Consideration...................................................   7
   Section 2.4.        Escrow............................................................................   8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF IPCH......................................................   9
   Section 3.1.        Corporate Organization............................................................   9
   Section 3.2.        Due Qualification.................................................................  10
   Section 3.3.        Authority; Binding Effect.........................................................  10
   Section 3.4.        No Creation of Violation, Default, Breach or Encumbrance..........................  10
   Section 3.5.        No Present Default................................................................  10
   Section 3.6.        Approvals, Licenses and Authorizations............................................  11
   Section 3.7.        Compliance With Law...............................................................  11
   Section 3.8.        Capitalization; Financial Statements..............................................  12
   Section 3.9.        Absence of Certain Events.........................................................  13
   Section 3.10.       Title to and Condition of Properties..............................................  14
   Section 3.11.       Intangible Properties.............................................................  16
   Section 3.12.       Contracts and Commitments.........................................................  17
   Section 3.13.       Insurance.........................................................................  18
   Section 3.14.       Tax Returns and Tax Audits........................................................  18
   Section 3.15.       Books and Records.................................................................  19
   Section 3.16.       Substantial Customers and Suppliers...............................................  19
   Section 3.17.       No Litigation or Adverse Events...................................................  20
   Section 3.18.       Employee Benefit Plans; Labor Matters.............................................  20
   Section 3.19.       Business Names....................................................................  22
   Section 3.20.       Brokers and Finders...............................................................  22
   Section 3.21.       Environmental.....................................................................  22
   Section 3.22.       Disclosure........................................................................  23

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF INERGY HOLDINGS............................................  24
   Section 4.1.        Organization......................................................................  24
   Section 4.2.        Authority; Binding Effect.........................................................  24
   Section 4.3.        No Creation of Violation, Default, Breach or Encumbrance..........................  24
   Section 4.4.        Brokers and Finders...............................................................  25
   Section 4.5.        No Adverse Action.................................................................  25
   Section 4.6.        Approvals, Licenses and Authorizations............................................  25
   Section 4.7.        Financing Commitment..............................................................  25
   Section 4.8.        No Knowledge of Misrepresentation or Omission.....................................  25
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ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MLP, IPCH ACQUISITION CORP. AND MERGER SUB...............   26
    Section 5.1.    MLP Representations and Warranties................................................   26
    Section 5.2.    Merger Sub Representations and Warranties.........................................   28
    Section 5.3.    IPCH Acquisition Corp. Representations and Warranties.............................   29

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF IPCH STOCKHOLDERS.......................................   30
    Section 6.1.    Authorization.....................................................................   30
    Section 6.2.    Non-Contravention.................................................................   30
    Section 6.3.    Investment Representations........................................................   30

ARTICLE VII  ADDITIONAL COVENANTS OF THE PARTIES......................................................   31
    Section 7.1.    Access to IPCH Information........................................................   31
    Section 7.2.    Public Information................................................................   32
    Section 7.3.    Confidentiality...................................................................   32
    Section 7.4.    IPCH Interim Operations...........................................................   32
    Section 7.5.    Acquisition Proposals.............................................................   34
    Section 7.6.    Employment Agreements.............................................................   34
    Section 7.7.    Nonsolicitation Agreements........................................................   35
    Section 7.8.    Registration Rights Agreement.....................................................   35
    Section 7.9.    Reasonable Best Efforts...........................................................   35
    Section 7.10.   Further Assurances................................................................   35
    Section 7.11.   IPCH Stockholder Approval.........................................................   35
    Section 7.12.   MLP Guaranty......................................................................   35
    Section 7.13.   Supplemental Information..........................................................   36
    Section 7.14.   Title Insurance...................................................................   36
    Section 7.15.   Required Consents and Agreements of Other IPCH Stockholders.......................   38
    Section 7.16.   Insurance.........................................................................   38
    Section 7.17.   Termination of 401(k) Plan........................................................   38

ARTICLE VIII  CONDITIONS TO INERGY PARTIES' OBLIGATION TO CONSUMMATE THE MERGER.......................   38
    Section 8.1.    Compliance with Agreement.........................................................   39
    Section 8.2.    Representations and Warranties....................................................   39
    Section 8.3.    Certificate.......................................................................   39
    Section 8.4.    Corporate Authorization...........................................................   39
    Section 8.5.    Opinion of Counsel................................................................   39
    Section 8.6.    Good Standing.....................................................................   39
    Section 8.7.    Additional Agreements.............................................................   39
    Section 8.8.    No Litigation.....................................................................   40
    Section 8.9.    Third Party Consents..............................................................   40
    Section 8.10.   Financing.........................................................................   40
    Section 8.11.   No Adverse Event..................................................................   40
    Section 8.12.   Proceedings Satisfactory..........................................................   40
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ARTICLE IX  CONDITIONS TO OBLIGATIONS OF IPCH AND IPCH STOCKHOLDERS TO CONSUMMATE THE MERGER...........  41
    Section 9.1.    Compliance With Agreement..........................................................  41
    Section 9.2.    Representations and Warranties.....................................................  41
    Section 9.3.    Certificate........................................................................  41
    Section 9.4.    Opinion of Counsel.................................................................  41
    Section 9.5.    Additional Agreements..............................................................  41
    Section 9.6.    Corporate Authorization............................................................  42
    Section 9.7.    Third Party Consents...............................................................  42

ARTICLE X  INDEMNIFICATION.............................................................................  42
    Section 10.1.   Indemnity of IPCH Stockholders.....................................................  42
    Section 10.2.   A..................................................................................  43
    Section 10.3.   Procedure..........................................................................  44
    Section 10.4.   Costs..............................................................................  46
    Section 10.5.   Claims Against Escrow..............................................................  46
    Section 10.6.   Limitations on Indemnification.....................................................  46
    Section 10.7.   Reduction for Insurance............................................................  47
    Section 10.8.   Agreement Respecting Environmental Matters.........................................  47

ARTICLE XI  TERMINATION................................................................................  49
    Section 11.1.   Termination........................................................................  49
    Section 11.2.   No Liability.......................................................................  50
    Section 11.3.   Notice.............................................................................  50
    Section 11.4.   Effect of Termination..............................................................  50

ARTICLE XII  MISCELLANEOUS.............................................................................  51
    Section 12.1.   Notices............................................................................  51
    Section 12.2.   Amendments; No Waivers.............................................................  52
    Section 12.3.   Survival...........................................................................  52
    Section 12.4.   Assignment.........................................................................  52
    Section 12.5.   Governing Law......................................................................  53
    Section 12.6.   IPCH Stockholders' Representative..................................................  53
    Section 12.7.   Counterparts; Effectiveness........................................................  55
    Section 12.8.   No Third Party Beneficiaries.......................................................  55
    Section 12.9.   Interpretation.....................................................................  55
    Section 12.10.  Enforcement........................................................................  55
    Section 12.11.  Entire Agreement...................................................................  56
    Section 12.12.  Severability.......................................................................  56
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                                       iv

APPENDICES

Appendix I -   Definitions

EXHIBITS

Exhibit A               Certificate of Merger
Exhibit B               Escrow Agreement
Exhibit C               Employment Agreement (Scott)
Exhibit D               Employment Agreement (Galvin)
Exhibit E               Nonsolicitation Agreement
Exhibit F               Registration Rights Agreement
Exhibit G               Stockholder Joinder Agreement
Exhibit H               Form of Legal Opinion - IPCH and IPCH Stockholders
Exhibit I               Form of Legal Opinion - Inergy Holdings
Exhibit J               Key Employees ("Knowledge")


SCHEDULES

Schedule 2.1(f)         September 30, 2001 Balance Sheet of IPCH
Schedule 2.1(f)(i)      Sample Calculation of Net Working Capital
Schedule 3.1            IPCH Subsidiaries
Schedule 3.2            Foreign Qualifications
Schedule 3.4            Required Consents
Schedule 3.5            Contract Defaults
Schedule 3.6            Licenses, Permits, etc.
Schedule 3.7            IPCH Compliance with Law
Schedule 3.8(a)         IPCH Options and Warrants
Schedule 3.9            Absence of Certain Events
Schedule 3.10(a)        IPCH Real Property
Schedule 3.10(b)        Propane Tanks and Personal Property
Schedule 3.10(c)        Dependent Contracts
Schedule 3.11           Patents and Trademarks
Schedule 3.12           Material Contracts and Required Consents
Schedule 3.13           Insurance Policies
Schedule 3.14           Taxes
Schedule 3.16           IPCH Suppliers and Customers
Schedule 3.17           No Litigation or Adverse Events
Schedule 3.18(a)        Benefit Plans
Schedule 3.18(d)        Exceptions to Tax Qualified Plans
Schedule 3.18(h)        280G Payments
Schedule 3.19           IPCH Business Names
Schedule 3.21(e)        Hazardous Substances
Schedule 7.14           Material Real Property

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

       AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2001 (the "Agreement"), by and among Inergy Holdings, LLC, a Delaware limited liability company ("Inergy Holdings"), IPCH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Inergy Holdings ("IPCH Acquisition Corp."), IPCH Merger Corp., a Delaware corporation and wholly-owned subsidiary of IPCH Acquisition Corp. ("Merger Sub"), Inergy, L.P., a Delaware limited partnership ("MLP") with publicly traded common units ("MLP Units"), Independent Propane Company Holdings, a Delaware corporation ("IPCH"), certain holders of Series E Preferred Stock of IPCH (the "Signing IPCH Stockholders") and joined in by David
L. Scott ("Scott"), Robert R. Galvin ("Galvin") and Inergy Propane, LLC, a Delaware limited liability company wholly-owned by MLP ("Inergy Propane") for certain limited purposes as set forth herein.

                                    RECITALS:

       A. The respective Boards of Directors of IPCH, Inergy Holdings, IPCH Acquisition Corp. and Merger Sub, and Inergy GP, LLC, the Managing General Partner of MLP, have approved the merger of Merger Sub with and into IPCH (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Series E Senior Redeemable Preferred Stock, par value $.01 per share of IPCH (the "Series E Preferred Stock"), will be converted into the right to receive cash and MLP Units, as hereinafter provided, and each issued and outstanding share of Series D Convertible Preferred Stock, par value $.01 per share of IPCH (the "Series D Preferred Stock"), and Common Stock, par value $.01 per share ("Common Stock"), of IPCH will be converted into the right to receive $.01 in cash.

       B. Immediately following consummation of the Merger the following will occur: IPCH, as the surviving corporation of the Merger (the "Surviving Corporation"), will dissolve; Independent Propane Company, a Delaware corporation and wholly-owned operating subsidiary of IPCH (the "IPCH Operating Subsidiary"), will convert into a Delaware limited liability company; the membership interest in IPCH Operating Subsidiary will be transferred by IPCH Acquisition Corp. to Inergy Propane; and thereafter IPCH Operating Subsidiary will be merged into Inergy Propane.

       C. Inergy Holdings, Merger Sub, MLP, IPCH and the Signing IPCH Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and related matters, including setting forth the terms and conditions of the Merger.

       NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.


                                   ARTICLE II

                                   THE MERGER

       Section 2.1.  The Merger.
                     ----------

              (a)    The Merger. Upon the terms and subject to the conditions of
                     ----------
       this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), at the Effective Time Merger Sub shall be merged with and into IPCH. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and IPCH shall continue as the Surviving Corporation of the Merger.

              (b)    Effective Time. As soon as practicable after the Closing
                     --------------
       (i) the Certificate of Merger for the Merger ("Certificate of Merger"), in substantially the form attached hereto as Exhibit A, prepared and executed in accordance with the relevant provisions of the Delaware Law, shall be filed with the Secretary of State of Delaware. The parties hereto agree to take all such further actions as may be required by law to make the Merger effective. The Merger shall become effective in accordance with the terms of this Agreement upon the filing of the Certificate of Merger (such time and date being referred to herein as the "Effective Time").

              (c)    The Closing. The Closing of the Merger and transactions
                     -----------
       contemplated by this Agreement will take place at 10:00 a.m. on December 19, 2001 or such other date as IPCH and Inergy Holdings may agree. The Closing shall take place at the offices of Stinson, Mag & Fizzell, P.C., at 1201 Walnut Street, Suite 2800, Kansas City, Missouri, or such other place as may be mutually agreed upon by the parties hereto.

              (d)    Effects of the Merger. At and after the Effective Time, the
                     ---------------------
       Merger will have the effects set forth in the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and IPCH shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and IPCH shall become the debts, liabilities and duties of the Surviving Corporation. In addition, the Merger shall have the following effects:

                     (i)    Certificate of Incorporation.  The Certificate of
                            ----------------------------
              Incorporation of IPCH as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

                     (ii)   Bylaws. The Bylaws of IPCH as in effect immediately
                            ------
              prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                     (iii)  Board of Directors. The directors of Merger Sub at
                            ------------------
              the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                     (iv)   Officers. The officers of Merger Sub at the
                            --------
              Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

              (e)    Effect on Capital Stock. At the Effective Time, by virtue
                     -----------------------
       of the Merger and without any action on the part of the parties hereto or their respective stockholders:

                     (i)    Series E Preferred Stock. Each share of Series E
                            ------------------------
              Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from IPCH Acquisition Corp. (A) subject to Section 2.3(b) hereof, the number of MLP Units set forth in Section 2.1(f)(ii) below divided by Twenty-Nine Thousand (29,000), (B) the cash determined under
              Section 2.1(f) divided by Twenty-Nine Thousand (29,000), and (C) the additional cash, if any, which shall be payable following determination of the Final Cash Consideration Amount in accordance with Section 2.1(f)(i), with such additional cash calculation divided by Twenty-Nine Thousand (29,000).

                     (ii)   Series D Preferred Stock. Each share of Series D
                            ------------------------
              Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from IPCH Acquisition Corp. cash in the amount of $.01 per share.

                     (iii)  Common Stock. Each share of Common Stock outstanding
                            ------------
              immediately prior to the Effective Time shall be converted into the right to receive from IPCH Acquisition Corp. cash in the amount of $.01 per share.

                     (iv)   Stock Options and Warrants. Each warrant for the
                            --------------------------
              purchase of Common Stock or Series D Preferred Stock and each stock option for the purchase of Common Stock or Series D Preferred Stock (collectively, the "Stock Rights") outstanding immediately prior to the Effective Time shall be converted into the right to receive from IPCH Acquisition Corp. the consideration specified below:

                            1.    Stock Options. Each stock option shall, by
                                  -------------
                     virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the Effective Time, an amount in cash equal to (A) $.01 per share of Common Stock or Series D Preferred Stock, as the case may be, issuable upon the exercise of such option less (B) the exercise price for each such share, which exercise price will be deducted from the amount of Merger Consideration otherwise payable to the holder thereof and less (C) the applicable amount of withholding for income and employment Tax purposes (which amounts shall be paid to the Surviving Corporation to be applied to such Taxes for the benefit of the stockholders disposing of the options).

                            2.     Warrants. Each warrant for the purchase of
                                   --------
                     Common Stock or Series D Preferred Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the Effective Time, an amount in cash equal to (A) $.01 per share of Common Stock or Series D Preferred Stock, as the case may be, issuable upon the exercise of such warrant less (B) the exercise price for each such share, which exercise price will be deducted from the amount of Merger Consideration otherwise payable to the holder thereof.

                     (v)    Merger Sub Common Stock. Each share of common stock
                            -----------------------
              of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

                     (vi)   Fractional MLP Units. No fractional MLP Units shall
                            --------------------
              be issued in connection with the conversion of the Series E Preferred Stock in the Merger and the distribution of MLP Units in respect thereof, but in lieu of such fraction, the Surviving Corporation shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to $26.30 times such fraction. Such cash payments shall be made by company check of IPCH Acquisition Corp.

              (f)    Merger Consideration. The portion of the Merger
                     --------------------
       Consideration for shares of Series E Preferred Stock shall consist of cash and MLP Units determined as follows:

                     (i)    Cash.  The cash portion of the Merger Consideration
                            ----
              payable for shares of Series E Preferred Stock shall be an amount equal to:

                            (A) Seventeen Million Four Hundred Thousand Dollars ($17,400,000);

                            (B)    minus an amount equal to the Transaction
                     Expenses;

                            (C) minus the amount, if any, by which IPCH's Adjusted Shareholders' Equity is less than Twelve Million Four Hundred Thousand Dollars ($12,400,000);

                            (D) plus (or minus) the amount by which the net working capital of IPCH [defined as adjusted current assets less adjusted current liabilities (each of those terms being determined in the manner illustrated on Schedule 2.1(f)(i) hereto)] at the Effective Time is greater (or less) than Four Million Five Hundred Thousand Dollars ($4,500,000); and

                            (E) minus (or plus) the amount by which the sum of indebtedness, excluding that certain note payable plus interest through the Closing Date to David Root (which for information purposes only is $170,781 as of September 30,
                     2001), of IPCH for borrowed money at the Effective Time and amounts owed at the Effective Time to the selling parties in acquisitions made by IPCH or its Subsidiaries is greater (or less) than Fifty-Five Million Dollars ($55,000,000).

              To confirm the procedure for determining net working capital, a calculation of net working capital based on the consolidated balance sheet of IPCH at December 18, 2001, is set forth in
              Schedule 2.1(f)(i), which calculation has been reviewed by the independent public accounting firms representing IPCH and MLP, respectively.

                     As used herein, "Transaction Expenses" shall mean bonuses
              or fees paid or payable to Scott and Galvin specifically in connection with the Merger and all legal, accounting, investment banking and other fees and costs, including those of UBS Warburg LLC, incurred at or prior to the Effective Time by IPCH or any Subsidiary of IPCH as a result of the proposed sale of IPCH or any Subsidiary of IPCH, as a result of the Merger or in connection with this Agreement to the extent the same are incurred or are recordable under generally accepted accounting principles ("GAAP") from and after September 1, 2001 through the Effective Time, and "IPCH's Adjusted Shareholders' Equity" shall mean the shareholders' equity of IPCH as determined from the consolidated balance sheet of IPCH as of the Effective Time prepared in accordance with GAAP, consistently applied, plus the amount of any Transaction Expenses included as a reduction of the merger consideration pursuant to item (B) of Section 2.1(f)(i) above to the extent such Transaction Expenses were included as an expense of IPCH at or prior to the Effective Time and thereby had the effect of reducing the shareholders' equity of IPCH as of the Effective Time. Transaction Expenses shall not include any costs or expenses incurred or paid by Inergy Holdings or any of its affiliates in connection with the Merger or otherwise. Two days prior to the Closing (or such other date agreed to by the IPCH Stockholders' Representative and Inergy Holdings), the IPCH Stockholders' Representative shall provide instructions to Inergy Holdings to pay the Transaction Expenses and Inergy Holdings shall pay on the Closing Date such Transaction Expenses to those Persons to which such amounts are owed in accordance with such instructions (and also, notwithstanding anything to the contrary herein contained, Two Hundred Thousand Dollars ($200,000) shall be withheld from the cash portion of the Merger Consideration and shall be paid to the IPCH Stockholders' Representative and held and administered by the IPCH Stockholders' Representative as a reserve (the "Reserve Account") for any fees and expenses that may be incurred by the IPCH Stockholders' Representative on behalf of the IPCH Stockholders under this Agreement). Prior to the Closing, the parties shall make a mutually acceptable estimate of the cash amount payable under this Section 2.1(f)(i) (the "Estimated Cash Consideration"). At the Closing, Inergy Holdings shall (1) deliver to the Escrow Agent under the Escrow Agreement One Hundred Thousand Dollars

              ($100,000) and (2) pay to the holders of the Series E Preferred Stock the balance of such Estimated Cash Consideration as provided in Section 2.1(e)(i) above and Sections 2.3 and 2.4 below. Within forty-five (45) days after the Closing, Inergy Holdings shall provide to the IPCH Stockholders' Representative (1) a balance sheet of IPCH as of the Effective Time (which statement shall be prepared in accordance with GAAP consistently applied with the historical financial statements of IPCH, except that no effect shall be given to (a) the transactions contemplated hereby or relating to Inergy Holdings' financing of either the Surviving Corporation or any of the transactions contemplated hereby or (b) any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated hereby) and
              (2) a calculation of the cash portion of the Merger Consideration pursuant to the provisions of this Section 2.1(f), including the amount by which the Estimated Cash Consideration is less than or greater than such cash portion of the Merger Consideration. The IPCH Stockholders' Representative shall have a period of forty-five (45) days to review and raise any objections to such balance sheet and/or calculation. During such 45-day period, Inergy Holdings shall provide the IPCH Stockholders' Representative and its advisors with timely access to the work papers, trial balances and similar materials used in connection with the preparation of the balance sheet and calculation, including the work papers, trial balances and similar materials prepared by the Inergy Holdings' accountants. Inergy Holdings and the IPCH Stockholders' Representative shall work in good faith to resolve any such objections and reach a written agreement with respect thereto, but if no agreement is reached within fifteen days after such objection is made, then Arthur Andersen, LLP shall review the matter in disagreement and shall determine the appropriate resolution thereof in accordance with the terms hereof within sixty (60) days after the expiration of the aforementioned forty-five (45) day period. The written determination of Arthur Andersen, LLP shall be delivered to Inergy Holdings and the IPCH Stockholders' Representative and shall be final, binding and nonappealable by the parties, absent manifest error or fraud. The fees and expenses of Arthur Andersen, LLP shall be borne by (A) Inergy Holdings, if such determination of Arthur Andersen, LLP results in a calculation of the cash portion of the Merger Consideration that is closer to that calculated by the IPCH Stockholders' Representative than that calculated by Inergy Holdings, and (b) the IPCH Stockholders, if such determination of Arthur Andersen, LLP results in a calculation of the cash portion of the Merger Consideration that is closer to that calculated by Inergy Holdings than that calculated by the IPCH Stockholders' Representative. The cash portion of the Merger Consideration determined pursuant to the foregoing procedures shall be the "Final Cash Consideration Amount."

                     (ii)   MLP Units.  The total number of MLP Units shall be
                            ---------
              365,019.

       Section 2.2.  Dissenting Shares. Pursuant to the Securityholders
                     -----------------
Agreement, dated September 11, 1998 among IPCH and the securityholders of IPCH (the "Securityholders Agreement"), IPCH represents and warrants to Inergy Holdings that each holder of outstanding capital stock of IPCH of each class and each holder of an option or warrant to purchase any such capital stock have agreed to consent to the Merger and to waive any statutory or other dissenters' rights or appraisal rights under Delaware Law.

       Section 2.3. Payment of Merger Consideration. Payment of the Merger
                    -------------------------------
Consideration shall be made in accordance with the following:

              (a)    Delivery of Stock. Prior to the Closing, Inergy Holdings
                     -----------------
       will deliver to each record holder of outstanding shares of Stock a form of letter of transmittal ("Letter of Transmittal") to be used for the purpose of surrendering Stock Certificates to Inergy Holdings in exchange for the right to receive a portion of the Merger Consideration for each share of Stock represented by such Stock Certificate, such letter of transmittal to include, in the case of IPCH Stockholders (other than the Signing IPCH Stockholders), the representations and agreements set forth in Section 6.3(b), (c) and (d) of this Agreement. At or subsequent to the Closing, Stock Certificates representing all of the outstanding Stock will be surrendered by the holders thereof to Inergy Holdings together with properly completed and executed letters of transmittal, and Inergy Holdings shall cause the Merger Consideration to be delivered in accordance with the procedures set forth in Section 2.3(b).

              (b)    Payment Procedure. Subject to the delivery of One Hundred
                     -----------------
       Thousand Dollars ($100,000) in escrow as provided herein and to the withholding of Two Hundred Thousand Dollars ($200,000) to be held and administered by the IPCH Stockholders' Representative in the Reserve Account as contemplated by Section 2.1(f)(i), payment of the cash portion of the Merger Consideration shall first be made by paying to each Stockholder providing a Letter of Transmittal a cash amount determined as the product of the applicable Cash Amount for the Stock held by such Stockholder and the number of shares of such Stock held at the Effective Time by such Stockholder, by the delivery of cashier's checks in the respective names of such Stockholders at Closing to the IPCH Stockholders' Representative for subsequent delivery to such Stockholder, or if the Cash Amount payable to any Stockholder is in excess of $500,000, then, at the election of such Stockholder by wire transfer of immediately available funds to such bank account as shall be designated in writing by such Stockholder prior to the Closing. Subject to the delivery of 190,114 MLP Units in escrow as provided herein, IPCH Acquisition Corp. shall deliver 174,905 MLP Units to the holders of the Series E Preferred Stock (such holders being referred to herein as the "IPCH Stockholders") by delivery to each such holder who has provided a Letter of Transmittal a certificate representing such holder's pro rata share (based on the percentage ownership of such IPCH Stockholder of Series E Preferred Stock at the Effective Time) of Distributable MLP Units or a cash payment, if applicable, pursuant to Section 2.1(e)(vi) hereof. For any IPCH Stockholder providing a Letter of Transmittal following the Closing, the Surviving Corporation will deliver to each such holder a certificate dated the Closing Date representing such holder's pro rata share (based on the percentage ownership of such IPCH Stockholder of Series E Preferred Stock at the Effective Time) of Distributable MLP Units or a cash payment, if applicable, pursuant to
       Section 2.1(e)(i) hereof following receipt of such Letter of Transmittal. At the Closing, IPCH Acquisition Corp. shall make a cash payment to the holders of the Series D Preferred Stock and the holders of Common Stock pursuant to Sections 2.1(e)(ii) and 2.1(e)(iii) hereof, respectively, by delivery to each such holder who has provided a Letter of Transmittal the cash payment required by said Sections. For any holder of the Series D Preferred Stock or Common Stock providing a Letter of Transmittal following the Closing, the Surviving Corporation will deliver to each such holder the cash payment required by Sections 2.1(e)(ii) or 2.1(e)(iii) hereof, as the case may be, following receipt of such Letter of Transmittal. At the time of the termination of the Escrow Agreement, all funds, if any, remaining in the Reserve Account shall be distributed by the IPCH Stockholders' Representative to the IPCH Stockholders (pro rata in accordance with the percentage ownership of each such IPCH Stockholder of Series E Preferred Stock at the Effective
       Time).

              (c)    Payment is in Full Satisfaction of All Rights. The payment
                     ---------------------------------------------
       of the Merger Consideration pursuant to this Section 2.3 shall be deemed to be made in full satisfaction of all rights pertaining to the outstanding shares of Stock except for the right to receive distributions under the terms of the Escrow Agreement and the rights under this Agreement and the other documents and instruments referred to herein or contemplated hereby.

              (d)    No Further Transfers. After the Effective Time, there shall
                     --------------------
       be no further registration of transfers of the Stock on the record books of the Surviving Corporation. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, together with the other instruments required hereby, they shall be cancelled and exchanged for the applicable Cash Amounts and portion of the Distributable Units as provided in this Section 2.3 and the right to receive distributions under the Escrow Agreement.

       Section 2.4.  Escrow.
                     ------

              (a) The parties agree that (i) One Hundred Thousand Dollars ($100,000) of the cash consideration otherwise payable to the IPCH Stockholders shall be delivered at Closing to U.S. Bank, N.A. (the "Escrow Agent") and 190,114 MLP Units shall be delivered to the Escrow Agent within ten days after the Closing Date, which cash and MLP Units shall be held in escrow until December 31, 2002, subject to extension beyond that date with respect to claims made against the escrowed funds prior to December 31, 2002 pursuant to the terms of an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit B among Inergy Holdings, the IPCH Stockholders and the Escrow Agent. The parties acknowledge that the purpose of the escrow is to serve as a reserve from which Inergy Holdings may be paid for Damages sustained by Inergy Holdings or its assigns as provided in Article X hereof and as a source of payment under Section 2.4(b) and (c) below.

              (b)    (i)    In the event the Final Cash Consideration Amount is

       equal to or less than the Estimated Cash Consideration, then cash (or if there is insufficient cash then held in escrow, cash and MLP Units (valued at the Agreed MLP Unit Value per MLP Unit) in an amount equal to such difference shall be released from the Escrowed Funds and returned to IPCH Acquisition Corp. as a reduction in the Merger Consideration, and if such difference is less than One Hundred Thousand Dollars ($100,000), then cash in an amount equal to the amount by which such difference is less than One Hundred Thousand

       Dollars ($100,000) shall be released from the Escrowed Funds to the IPCH Stockholders in accordance with their pro rata share (based on the percentage ownership of each such IPCH Stockholder of Series E Preferred Stock at the Effective Time) of such amount, subject to Section 2.4(e) below as to the portion of the cash that would have been received.

                     (ii) In the event the Final Cash Consideration Amount is more than the Estimated Cash Consideration, then One Hundred Thousand Dollars ($100,000) in cash shall be released from the Escrowed Funds to the IPCH Stockholders (pro rata in accordance with the percentage ownership of each such IPCH Stockholder of Series E Preferred Stock at the Effective Time), and IPCH Acquisition Corp. shall pay to the IPCH Stockholders their respective pro rata share (based on the percentage ownership of each such IPCH Stockholder of Series E Preferred Stock at the Effective Time) of the amount of such difference.

              (c) In the event any accounts receivable used in determining the net working capital under Section 2.1(f)(i)(D) above are not paid by the account debtor on or before one hundred eighty (180) days following the Effective Time (subject to the reserve for doubtful accounts applicable thereto utilized in the determination of net working capital pursuant to Section 2.1(f)(i)(D) above as finally determined in the working capital adjustment), then cash (or if there is no cash then held in escrow, MLP Units having a total Agreed MLP Unit Value) in an amount equal to the amount of any such accounts receivable not so paid shall be released from the Escrowed Funds and returned to IPCH Acquisition Corp. as a reduction in the Merger Consideration payable under Section 2.1(e)(i);

              (d) In the event any MLP Units are to be released from the Escrowed Funds and returned to Inergy Holdings pursuant to this Section 2.4, the number of MLP Units shall be determined by dividing the dollar amount to be so released by the Agreed MLP Unit Value.

              (e) In the event any IPCH Stockholder does not provide a Letter of Transmittal as provided in Section 2.3 prior to December 31, 2002, the portion of the cash and MLP Units that would be deliverable to such IPCH Stockholder shall be delivered to Inergy Holdings to hold for delivery to such IPCH Stockholder when, if ever, such IPCH Stockholder provides a Letter of Transmittal.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF IPCH

              IPCH hereby represents and warrants to Inergy Holdings and IPCH Acquisition Corp. and agrees both as of the date hereof and as of the Closing Date as follows:

       Section 3.1.  Corporate Organization. Each of IPCH and each IPCH
                     ----------------------
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to own, operate and lease its assets and to conduct its business as and where such business is now conducted. Except as described in Schedule 3.1 attached hereto, IPCH has no Subsidiary and does not
             ------------
hold any equity or other ownership interest in any other entity.

       Section 3.2.  Due Qualification. Each of IPCH and each IPCH Subsidiary is
                     -----------------
duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or of the properties owned or leased by it makes such qualification necessary. A list of such jurisdictions is attached hereto as Schedule 3.2.
                   ------------

       Section 3.3.  Authority; Binding Effect. IPCH has the right, power,
                     -------------------------
authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by IPCH of this Agreement and all other agreements and documents contemplated hereby and the performance by IPCH of its respective obligations to be performed hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors or stockholders of IPCH in connection therewith, other than the stockholder approval referred to in Section
7.11 hereof. This Agreement constitutes, and when duly executed and delivered, all other agreements contemplated hereby will constitute, the legal, valid, and binding obligations of IPCH, enforceable against IPCH in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

       Section 3.4.  No Creation of Violation, Default, Breach or Encumbrance.
                     --------------------------------------------------------
The execution, delivery and performance of this Agreement by IPCH does not, and the consummation by IPCH of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which IPCH or any of its Subsidiaries is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which IPCH or any of its Subsidiaries is subject, (ii) except as set forth in Schedule 3.4,
                                                                ------------
conflict with or violate any provision of the Organizational Documents of IPCH or any of its Subsidiaries, or (iii) assuming receipt of the consents set forth in Schedule 3.4 hereto, require the consent of any Person or result in the
   ------------
breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which IPCH or any of its Subsidiaries is entitled, under
(A) any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease or license, in each case, to which IPCH or any of its Subsidiaries is a party and which is material to the business of IPCH or any IPCH Subsidiary, or (B) any governmental licenses, authorizations, permits, consents or approvals required for IPCH or any of its Subsidiaries to own, license or lease and operate its properties or to conduct its business as presently conducted by it and which is material to the business of IPCH or any IPCH Subsidiary.

       Section 3.5.  No Present Default. Except as disclosed in Schedule 3.5
                     ------------------                         ------------
hereto, all contracts, agreements, leases and licenses to which IPCH or any of its Subsidiaries is a party, and which are material to the business of IPCH or any IPCH Subsidiary, are in full force and effect and constitute legal, valid and binding obligations of IPCH or such Subsidiary. Except as disclosed in Schedule 3.5 hereto, neither IPCH nor any of its Subsidiaries is in
             ------------
any material respect in default under or in breach of any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease or license, and to the Knowledge of IPCH, no other parties to any such mortgage, indenture, note, instrument, obligation, contract, agreement, lease or license is in default thereunder or in breach thereof in any material respect; no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default by IPCH or any of its Subsidiaries or, to the Knowledge of IPCH, by any such other party; no claim of default thereunder has been asserted or, to the Knowledge of IPCH, threatened; and neither IPCH nor, to the Knowledge of IPCH, any other party thereto, is seeking the renegotiation thereof.

     Section 3.6. Approvals, Licenses and Authorizations.
                  --------------------------------------

          (a) Except as contemplated hereby and as described in Schedule 3.6
                                                                ------------
     hereto, no (i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, including, but not limited to, those such entities with regulatory, oversight or licensing authority in any way dealing with or touching upon trucking or the hauling of propane), and no filing, recording, publication or registration in any public office or any other place, in each case, is now, or under existing law in the future will be, necessary on behalf of IPCH or any of its Subsidiaries (x) to authorize IPCH `s execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by IPCH, (y) to authorize the consummation by IPCH of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to IPCH of any of the foregoing.

          (b) All licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all federal, state, local or foreign governmental or regulatory bodies required or necessary for IPCH and its Subsidiaries to carry on their respective businesses (including, but not limited to, the business of trucking or the hauling of propane) as and where presently conducted by it and material to the respective businesses of each have been duly obtained and are in full force and effect and are set forth truly, correctly and completely on Schedule 3.6 hereto.
                                                          ------------
     There are no proceedings pending or, to the Knowledge of IPCH, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of any thereof.

     Section 3.7. Compliance With Law. Except as set forth on Schedule 3.7
                  -------------------                         ------------
hereto or as otherwise addressed in connection with another representation or warranty in this Agreement including the Schedules, neither IPCH nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, ordinance (including any zoning or building ordinance), or regulation, or any order, requirement, rule, permit, concession, grant, franchise, license or other authorization of any court, administrative agency, governmental body or arbitration tribunal, in each case, relating or applicable to IPCH or any of its Subsidiaries, or to any of the assets or the business of IPCH or any of its Subsidiaries other than such violations as are not material to their respective business.

     Section 3.8. Capitalization; Financial Statements.
                  ------------------------------------

          (a) The authorized equity securities of IPCH consist of 500,000 shares of Common Stock of which 153,194 shares are issued and outstanding, 100 shares of Series D Preferred Stock, none of which shares are issued and outstanding, 35,000 shares of Series E Preferred Stock, of which 29,000 shares are issued and outstanding and 14,900 shares of undesignated preferred stock, none of which are issued and outstanding. All of the outstanding equity securities of IPCH have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 3.8(a) sets forth a
                                                  ---------------
    list of the holders of IPCH's outstanding common stock, Series D Preferred
     Stock and Series E Preferred Stock, together with a list of all options and warrants for the purchase of any class of equity securities of IPCH, true and correct copies of which options and warrants have been delivered to Inergy Holdings. Other than as set forth on Schedule 3.8(a), there are no
                                                 ---------------
     contracts relating to the issuance, sale, or transfer of any equity securities or other securities of IPCH. None of the outstanding equity securities, warrants, options or other securities of IPCH was issued in violation of the Securities Act or any other law. Except as described in
     Schedule 3.1 attached hereto, IPCH does not own, or have any right to
     ------------
     acquire, any equity securities or other securities of any Person (other than IPCH) or any direct or indirect equity or ownership interest in any other business. To the Knowledge of IPCH, each of the IPCH Stockholders is an "accredited investor" under Regulation D of the SEC.

          (b) IPCH has delivered to Inergy Holdings the audited consolidated balance sheets of IPCH as of the Balance Sheet Date and as of the date that is one year and two years prior to such Balance Sheet Date and the related audited statements of income, stockholder's equity and cash flows for each of the three fiscal years then ended, and the notes thereto, together with the report of Arthur Andersen LLP, independent certified public accountants.

          (c) The financial statements referred to in Section 3.8(b) above fairly present the financial position, results of operation and cash flows of IPCH and its Subsidiaries as and at the relevant dates thereof and for the periods covered thereby in accordance with GAAP.

          (d) Except as set forth in the Balance Sheet or in the Schedules hereto, IPCH and its Subsidiaries have no (i) liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP, except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and except lease and other contract obligations and other obligations or liabilities which are required to be disclosed in this Agreement or the Schedules hereto, and (ii) liabilities or obligations under any Benefit Plans except those incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and pursuant to the terms of the Benefit Plans described in
     Schedule 3.18(a).
     ----------------

     Section 3.9. Absence of Certain Events. Since the Balance Sheet Date, the
                  -------------------------
businesses of IPCH and its Subsidiaries have been operated only in the ordinary and normal course of business. Except as set forth in Schedule 3.9 hereto, since
                                                      ------------
the Balance Sheet Date:

          (a) Except for the matters addressed in (b) through (e) below, there has not been any material adverse change in the financial condition, assets, liabilities, results of operations, business or condition, financial or otherwise, of IPCH or its Subsidiaries and there has been no occurrence, circumstance or combination thereof which could reasonably be expected to result in any such material adverse change thereto before or after the Closing Date, other than changes relating to United States or foreign economies in general or the industries in which IPCH or any of its Subsidiaries operates and not specifically relating to the business of IPCH or any Subsidiary;

          (b) There has not been any damage, destruction or loss, whether covered by insurance or not, adversely affecting the assets or the business in any material way;

          (c) Except in the ordinary course of business and consistent with past practices or as included in Transaction Expenses, there has not been any increase or decrease in the compensation payable to or to become payable by IPCH or any of its Subsidiaries to any of the officers, key employees or agents of the business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such officers, key employees or agents or any commission or bonus paid to any of such officers, key employees or agents;

          (d) IPCH and its Subsidiaries have not (i) incurred any obligation or liability or assumed, guaranteed, endorsed or otherwise become responsible for the liabilities or obligations of any other person (whether absolute, accrued, contingent or otherwise), except trade or business obligations incurred in the ordinary course of business; (ii) discharged or satisfied any Lien or paid any obligation or liability (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business;
     (iii) mortgaged, pledged, created or subjected to a Lien any of the assets or properties owned by IPCH or any of its Subsidiaries except pursuant to the Senior Credit Facility; (iv) sold, assigned, transferred, leased or otherwise disposed of any of the assets or properties owned by IPCH or any of its Subsidiaries, except in the ordinary course of business, or acquired any assets except in the ordinary course of business; (v) amended, terminated, waived or released any rights or canceled any debt in excess of $5,000 owing to or claim by IPCH or any of its Subsidiaries; (vi) transferred or granted any rights under any Contracts and Other Agreements, patents, inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modified or changed any Material Contracts in a manner not disclosed to Inergy Holdings in the copies of such Material Contracts provided to or made available to Inergy Holdings; or (viii) entered into any transaction, contract or commitment which by reason of its size or otherwise was material to the business of IPCH and its Subsidiaries or financial condition of IPCH and its Subsidiaries or which was not in the ordinary course of IPCH's business as now conducted; and

             (e) Neither IPCH nor any of its Subsidiaries have terminated, discontinued, closed or disposed of any plant, facility or business operation.

     Section 3.10. Title to and Condition of Properties.
                   ------------------------------------

             (a) Schedule 3.10(a) hereto contains a true, correct and complete
                 ----------------
     list of all real property in which IPCH or any of its Subsidiaries has any ownership interest, including the complete legal description of each parcel of such real property. Schedule 3.10(a) hereto contains a true, correct and
                            ----------------
     complete list of all leases and subleases of real property under which IPCH or any of its Subsidiaries is a lessor or lessee (true, accurate and complete copies of which have previously been made available to Inergy Holdings). To the Knowledge of IPCH and its Subsidiaries, IPCH or one of its Subsidiaries has good and indefeasible fee simple title to all of the real properties described on Schedule 3.10(a) hereto as being "owned real
                                  ----------------
     property", and good and indefeasible title to all the leasehold estates created by the leases and subleases described on Schedule 3.10(a) hereto
                                                      ----------------
     wherein IPCH or one of its Subsidiaries is a lessee or sublessee (such real properties and leasehold estates collectively referred to herein as the "Real Property"), all free and clear of Liens, encumbrances, easements, restrictions and reservations except for the following (collectively, the "Permitted Encumbrances"): (i) valid and subsisting rights of way, easements, restrictions, reservations and other encumbrances (other than Liens) that affect the Real Property but do not materially interfere with the use of such property as currently used by IPCH or any of its Subsidiaries; (ii) the lien for real estate or ad valorem taxes for the current year which are not yet due and payable or any "rollback taxes" or similar assessments for prior years due to a change in use or ownership which are not yet due and payable; (iii) Liens imposed by law, such as mechanics', workers', materialmen's, carriers' or other like liens (excluding, however, any statutory or other Lien in favor of a lessor under a lease) arising in the ordinary course of business which secure the payment of obligations which are not yet due and payable or which are being diligently contested in good faith by appropriate proceedings; (iv) all matters which a survey (Category IA, Condition II according the Texas Surveyors Association Manual of Practice or substantially the equivalent) or a physical inspection of the property would disclose, except to the extent such matter would materially interfere with the use of the property as currently used by IPCH or any of its Subsidiaries; (v) any matter disclosed or contained in any vesting deed into IPCH or one of its Subsidiaries (whether past or present), as to any of the Material Real Properties only, or in any of the fourteen leases for the "Focus Leasehold Properties" identified on Schedule 3.10(a)(a); and (vi) Liens disclosed on
                               ----------------
     Schedule 3.10(a). Without limiting the generality of the foregoing, as to
     ----------------
     leasehold estates under the leases and subleases of Real Property wherein IPCH or one of its Subsidiaries is a lessee or sublessee, IPCH or one of its Subsidiaries (i) has quiet and peaceable possession of each of the leased properties pursuant to the terms of the respective lease or sublease, (ii) has no actual notice of a default thereunder, and (iii) has not prepaid rent for more than a one-month period, except as may be required pursuant to the terms of the applicable lease or sublease. To the Knowledge of IPCH and its Subsidiaries, all leases and subleases in which IPCH or any of its Subsidiaries is a lessor or sublessor are in full force and effect and there is no default or event of default thereunder.

          (b) A list of the propane tanks which are owned by IPCH or its Subsidiaries is included on Schedule 3.10(b) and is true, correct and
                                 ----------------
     complete in all material respects. A copy of the material forms of lease agreements under which IPCH or its Subsidiaries is a lessor of propane tanks previously has been provided to Inergy Holdings. A true, correct and complete list of all vehicles owned or leased by IPCH or its Subsidiaries is included on Schedule 3.10(b). Vehicles are marked as active or inactive
                    ----------------
     depending on their relative use by IPCH or its Subsidiaries in the conduct of their respective businesses. A copy of the material lease agreements related to vehicles leased by IPCH or its Subsidiaries previously has been delivered to Inergy Holdings. A true, correct and complete list of substantially all of the propane storage tanks used in the business of IPCH or its Subsidiaries which are physically located on real property owned or leased by IPCH or one of its Subsidiaries is included on Schedule 3.10(b).
                                                              ----------------
     IPCH or one of its Subsidiaries has good and indefeasible title to (i) all of the personal property set forth on Schedule 3.10(b) and indicated as being owned by it, (ii) all of the assets reflected in the consolidated financial statements of IPCH, and (iii) all assets purported to have been acquired by IPCH or one of its Subsidiaries after the date of such financial statements (A) free and clear of all Liens, except for Liens disclosed on Schedule 3.10(b) and the Permitted Encumbrances, and (B) other
                  ----------------
     than such assets disposed of in the usual and ordinary course of IPCH's business consistent with past practices, and all of such assets are in the possession and control of IPCH or one of its Subsidiaries or a third party pursuant to a contractual arrangement.

          (c) The conduct of the business of IPCH and its Subsidiaries in the ordinary course is not dependent upon the right to use the property of others, except under (i) the leases and subleases described on Schedule
                                                                    --------
     3.10(a) hereto wherein IPCH or one of its Subsidiaries is a lessee or
     -------
     sublessee, or (ii) valid and binding agreements identified on Schedule
                                                                   --------
     3.10(c) hereto (true, accurate and complete copies of which have previously
     -------
     been delivered to Inergy Holdings) and except for such rights, the loss of which, individually or in the aggregate, would not have a material adverse effect (as distinct from the defined term "Material Adverse Effect") on the business or properties of IPCH or its Subsidiaries. The Real Property and the improvements located thereon do not encroach upon the property of others and there are no encroachments onto the Real Property from the property of others, in either case which would materially affect the use of the property as currently used or would otherwise have a Material Adverse Effect. IPCH or one of its Subsidiaries has all utility connections, and the right to use the same, necessary for the conduct of their businesses in the ordinary course as presently conducted and, to the Knowledge of IPCH and its Subsidiaries, said utilities are available under public rights of way or easements benefiting the Real Property.

          (d) IPCH or one of its Subsidiaries owns or has rights to use all assets, property and rights which are appropriate for the conduct of the business of IPCH and its Subsidiaries as such business has been conducted during the past two years.

          (e) The tangible assets owned by IPCH and its Subsidiaries, including, but not limited to, the machinery, equipment (including all vehicles marked as active on Schedule 3.10(b)), furniture and fixtures are in good operating condition and repair, normal wear and tear excepted, and of an appropriate character suitable for the uses for which intended in the operation of the business of IPCH and its Subsidiaries.

          (f) All inventories of IPCH and its Subsidiaries used in the ordinary course of business are of a quality and quantity usable and salable in the ordinary course of business and the values at which such inventories are carried on the books of account fairly represent the value thereof, are not in excess of realizable value in the ordinary course of business, and reflect the normal inventory valuation policy of IPCH and its Subsidiaries.

          (g) The accounts receivable of IPCH and its Subsidiaries as shown on its books and records have arisen in the ordinary course of business, represent valid and enforceable obligations owed to IPCH or one of its Subsidiaries and are recorded as accounts receivable on the books of IPCH or one of its Subsidiaries in accordance with GAAP.

     Section 3.11. Intangible Properties.
                   ---------------------

          (a) Schedule 3.11 hereto contains a list of all patents and
              -------------
     applications therefor, trademarks, trademark registrations and applications therefor, trade names, service marks, copyrights, copyright registrations and applications therefor, both foreign and domestic, owned, possessed, used or held by or licensed to IPCH or one of its Subsidiaries and related to the operation of its business and IPCH or one of its Subsidiaries owns the entire right, title and interest in and to the same, together with the goodwill associated therewith. Except as set forth on Schedule 3.11, IPCH or one of its Subsidiaries has the unrestricted right, other than any restrictions as may exist or arise under common law, to use trade secrets, know-how, formulae, technical processes and information, manufacturing, testing and operating techniques and procedures, all engineering data and plans and all other data and information used by IPCH or such Subsidiary in its business or which is necessary for its business as now conducted. Except as set forth on Schedule 3.11, none of the items in the categories listed in the preceding sentence of this Section 3.11 are subject to any pending or threatened challenge or infringement, and no impediment exists as to the exclusive ownership and use or validity of any such item by IPCH or its Subsidiaries. Except as set forth on Schedule 3.11, the foregoing constitutes all information necessary to permit the conduct from and after the Closing Date of the business of IPCH and its Subsidiaries, as such business is and has normally been conducted. Except as set forth on
     Schedule 3.11, all acts necessary under all provisions of applicable law to
     -------------
     protect the items listed on Schedule 3.11, including, without limitation, the filing of required affidavits of use and incontestability, applications for renewals of registrations and notice of registration, have been taken by IPCH or its Subsidiaries. Except as set forth on Schedule 3.11, all licenses granted to IPCH by others which are required to conduct the business of IPCH and its Subsidiaries are assignable without consent of or notice to any person, without change in the terms or provisions thereof and without premium. To the Knowledge of IPCH, neither IPCH nor any of its Subsidiaries has infringed any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration, trade secret or any other proprietary or intellectual property right of any party in connection with the operation of its business. Except as set forth on Schedule 3.11, neither IPCH nor any of its Subsidiaries has given any indemnification for patent, trademark, service mark or copyright infringements.

          (b) Schedule 3.11 hereto contains a list of the trade secrets related
              -------------
     to the operation of the business by IPCH or any of its

         Subsidiaries.

     Section 3.12. Contracts and Commitments.

                  -------------------------

          (a) Schedule 3.12 hereto lists all Material Contracts related to the
              -------------
     operation of the business to which IPCH or any of its Subsidiaries is a party or by which it or any of its assets or properties are bound (true and correct copies of each of which have been previously delivered to Inergy Holdings). Each Material Contract is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof. Except as expressly set forth on Schedule 3.12, (i)
                                                              -------------
     there exists no material default or claim thereof by any party to any Material Contract, (ii) there are no facts or conditions which, if continued or noticed, would result in a default having any more than an inconsequential Adverse Effect under any Material Contract, (iii) neither IPCH nor any of its Subsidiaries has received any notice that any person intends to cancel, modify or terminate any Material Contract, or to exercise or not to exercise any options to terminate or extend thereunder,
     (iv) neither IPCH nor any of its Subsidiaries has given any notice of cancellation, modification or termination of any Material Contract or of exercise or non-exercise of any options thereunder, (v) each Material Contract is a valid and binding agreement enforceable against IPCH or its respective Subsidiary in accordance with its terms and (vi) excluding those transactions in Recital B above, no consent or approval of the other parties to any Material Contract or any person pursuant to any Material Contract is required for the consummation of the transactions contemplated herein, except as set forth on said Schedule, all of which have been or will be obtained and will be in full force and effect at the Effective Time.

          (b) Other than those giving rise to Transaction Expenses, neither IPCH nor any of its Subsidiaries is a party to any contract for goods or services or any lease with any officer, director, stockholder, employee or agent of IPCH or any of its Subsidiaries or any Affiliate of any such person.

          (c) No purchase or sale commitments by IPCH or its Subsidiaries are in excess of the normal, ordinary and usual requirements of the business of IPCH and its Subsidiaries; except as set forth on Schedule 3.12 hereto,
                                                       -------------
     neither IPCH nor any of its Subsidiaries has any outstanding power of attorney to any person, firm or corporation for any purpose whatsoever; neither IPCH nor any of its Subsidiaries is restricted by agreement from carrying on its business, as currently conducted, anywhere in the world; to the Knowledge of IPCH, no officer, director, stockholder or Affiliate of IPCH or its Subsidiaries has any financial interest, direct or indirect, in the suppliers or customers of IPCH or its Subsidiaries; except as set forth on Schedule 3.12 hereto, neither IPCH nor any of its Subsidiaries grants
        -------------
     discounts or rebates to its customers.

          (d) Other than this Agreement, neither IPCH nor any of its Subsidiaries has made any other contract or agreement or granted any option to sell or otherwise transfer all or a significant part of the capital stock or assets of IPCH or any of its Subsidiaries.

     Section 3.13. Insurance. A list of all policies of insurance and bonds of
                   ---------
any type presently in force (including without limitation all occurrence based policies which provide coverage for events occurring in any of the five years prior to the date hereof) with respect to the business of IPCH or any of its Subsidiaries, including, without limitation, those covering product liability claims and the assets and operations of IPCH and its Subsidiaries, are set forth on Schedule 3.13 hereto. To the knowledge of IPCH, such policies and bonds
   -------------
provide coverage in such amounts, and against such losses and risks, as maintained by comparable businesses exercising prudent business practices to provide for the protection of the business and assets and operations. IPCH will use its commercially reasonable efforts to maintain its insurance policies in effect up to and including the Closing Date.

     Section 3.14. Tax Returns and Tax Audits.
                   --------------------------

          (a) Except as described on Schedule 3.14 hereto, IPCH and each of its
                                     -------------
    Subsidiaries has filed with all appropriate governmental agencies all Tax or information returns and Tax reports required to be filed. All such returns and reports as are based on income have been prepared on the same basis as those of previous years; and all federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, ad
                                                                           --
     valorem, employment or other taxes ("Tax" or "Taxes") of IPCH and each of
     -------
     its Subsidiaries, together with all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority with respect to the foregoing have been fully paid or adequately reserved for in accordance with GAAP in the IPCH financial statements.

          (b) IPCH and each of its Subsidiaries has made adequate accruals in accordance with GAAP for the payment of all Taxes payable in respect of the period subsequent to the last period for which such taxes were paid, IPCH and each of its Subsidiaries has no liability for such taxes in excess of the amounts so paid or accruals so made.

          (c) Except as described on Schedule 3.14, neither IPCH nor any of its
                                     -------------
     Subsidiaries is a party to any pending action or proceeding, nor, to the Knowledge of IPCH or any of its Subsidiaries, is any action or proceeding threatened by any governmental authority for assessment or collection of Taxes or any other governmental charges, and no claim for assessment or collection of Taxes or any other governmental charges has been asserted against IPCH or any of its Subsidiaries, nor, to the Knowledge of IPCH or any of its Subsidiaries, is the assertion of any such claim pending nor is there any basis for any such claim. To the Knowledge of IPCH and its Subsidiaries, there have been no reports prepared by any agent of the Internal Revenue Service with respect to any Tax matter involving IPCH or any of its Subsidiaries.

          (d) Except as provided in Schedule 3.14, neither IPCH nor any of its
                                    -------------
     Subsidiaries is or has been required to file any Tax returns with, or pay any Taxes to, any foreign countries or political subdivisions thereof. Except as provided in Schedule 3.14,
                           -------------
     neither IPCH nor any of its Subsidiaries has in effect any powers of attorney with respect to any Tax matters involving it. At no time has a consent been filed by IPCH or any of its Subsidiaries to have the provisions of section 341(f)(2) of the Code apply, nor has any agreement under section 341(f)(3) been filed by IPCH or any of its Subsidiaries.

          (e) IPCH agrees to provide to Inergy Holdings such other Tax information with respect to the business or the assets of IPCH and its Subsidiaries as Inergy Holdings may reasonably request.

          (f) There are no Taxes, fees or governmental charges (including without limitation sales taxes) payable by IPCH or any of its Subsidiaries to any state, city or subdivision of either thereof solely as a result of the Merger.

          (g) As of September 30, 2001, IPCH had a net operating loss for Federal income tax purposes of at least Ten Million One Hundred Ninety Thousand Dollars ($10,190,000). Schedule 3.14(g) reflects as of September
                                     ----------------
     30, 2001 the net operating loss ("NOL") incurred by IPCH in the tax year indicated, the utilization (if any) of such NOL, the expiration date of such NOL, any limitation on IPCH's use of such NOL resulting from any previous transactions of IPCH and the amount of any net unrealized built-in gain or loss under ss. 382(h) of the Code at the time of each such previous transaction.

          (h) IPCH and its Subsidiaries have a tax basis in their assets (excluding cash, accounts receivable, inventory and other current assets) of at least Thirty-Four Million Dollars ($34,000,000) pursuant to applicable provisions of the Code. Schedule 3.14(h) reflects as of
                                        ----------------
     September 30, 2001, by category of asset, the original tax basis of each asset of IPCH, the accumulated depreciation of each such asset and the net tax basis of each such asset.

     Section 3.15. Books and Records.
                   -----------------

          (a) The books, records and accounts of IPCH and its Subsidiaries (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years and (iii) stated in reasonable detail and accurately and fairly reflect in all material respects the transactions conducted.

          (b) IPCH and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary
     (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for the assets of IPCH and its Subsidiaries.

     Section 3.16. Substantial Customers and Suppliers. Schedule 3.16 hereto
                   -----------------------------------  -------------
sets forth a true and complete list of the twenty largest suppliers to IPCH and its Subsidiaries (on the basis of cost) of goods (including propane) or services purchased during the twelve months ended September 30, 2000 and 2001, as well as the dollar amounts of such goods or services purchased during such year.
Schedule 3.16 hereto also sets forth a true and complete list of the twenty
-------------
largest customers of each IPCH and its Subsidiaries (in terms of sales) during the twelve months ended September 30, 2000 and 2001, as well as the dollar amounts of such sales during such year. Except to the extent set forth in Schedule 3.16, since September 30, 2001, no such supplier or customer
         -------------
has given notice of an intention to cease or reduce its sales to or purchases from IPCH.

     Section 3.17. No Litigation or Adverse Events. Except as described in
                   -------------------------------
Schedule 3.17, there is no action, suit, claim or legal, administrative,
-------------
arbitration, condemnation or other proceeding or governmental investigation or examination or any change in any zoning or building ordinance affecting any of the assets of IPCH or its Subsidiaries, pending or, to the Knowledge of IPCH or any of its Subsidiaries, threatened or injunction or orders entered, pending or, to the Knowledge of IPCH, threatened against IPCH or any of its Subsidiaries or any business, properties or assets of IPCH or any of its Subsidiaries, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or which, if determined adversely, is reasonably likely to (i) result in a Material Adverse Effect or (ii) materially and adversely affect the consummation of the transactions contemplated by this Agreement, and to the Knowledge of IPCH, there is no state of facts currently existing on which any of the foregoing might be based.

     Section 3.18. Employee Benefit Plans; Labor Matters.
                   -------------------------------------

          (a) Schedule 3.18(a) sets forth a true and complete list of any and
              ----------------
     all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which IPCH or any of its Subsidiaries is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock options or other stock incentive, bonus incentive, vacation pay, severance or termination pay, employment agreement, "cafeteria" or "flexible benefit" plan under
     Section 125 of the Code, or other employee or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, under which employees, former employees, directors or former directors of IPCH or any of its Subsidiaries are entitled to participate by reason of their current or prior employment, or current or former directorship, with IPCH or any of its Subsidiaries, including, without limitation, any "employee benefit plan" as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) to which IPCH or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or (ii) with respect to which IPCH or any of its Subsidiaries has made payments, contributions or commitments, or may otherwise have any liability (collectively, the "Benefit Plans"). With respect to the Benefit Plans, individually and in the aggregate, IPCH or any of its Subsidiaries has made available to Inergy Holdings, a true and correct copy of (a) the most recent annual report (Form 5500) filed with the IRS, if any, (b) such Benefit Plan, (c) any summary plan description relating to such Benefit Plan and (d) each trust agreement and group annuity contract, if any, relating to such Benefit Plan.

          (b) The Benefit Plans have been operated and administered by IPCH and its Subsidiaries in compliance with all applicable laws relating to employment or labor matters including ERISA and the Code in all material respects. With respect to the

     Benefit Plans, no event has occurred which would subject IPCH or any of its Subsidiaries to material liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable statute, order or governmental rule or regulation. With respect to the Benefit Plans, individually and in the aggregate, there has been no prohibited transaction within the meaning of
     Section 406 of ERISA or Section 4975 of the Code which would result in material liability to IPCH or any of its Subsidiaries, and there has been no action, suit, grievance, arbitration or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending, or to the Knowledge of IPCH or any of its Subsidiaries, threatened.

          (c) All contributions to and payments under any Benefit Plan required in respect of periods ending on or before the Closing Date have been made by IPCH and its Subsidiaries before the Closing Date. There is no agreement, contract or understanding between IPCH or any of its Subsidiaries, on the one hand, and any employee, participant, labor union, collective bargaining unit or other person or entity, on the other hand, that requires or may require any amendment to any of the Benefit Plans.

          (d) Except as provided in Schedule 3.18(d), each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code is tax qualified and each such Benefit Plan has received, or application has been made for, a favorable determination letter from the IRS stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the Plan are tax exempt under Section 501(a) of the Code. Each Benefit Plan that is funded with a trust that is intended to be tax-exempt under Section 501(c)(9) of the Code is exempt from taxation and, except as provided in Schedule 3.18(d), each such trust has received a letter from the IRS stating that the trust meets the requirements of the Code for tax-exempt status, within the immediately preceding three-year period.

          (e) Neither IPCH nor its Subsidiaries, nor any entity which, together with IPCH and its Subsidiaries, would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code now maintains or contributes to or, within the immediately preceding three-year period, has maintained or contributed to any plan that is (i) a defined benefit plan within the meaning of Section 3(35) of ERISA or (ii) subject to the requirements of Title IV of ERISA.

          (f) Neither IPCH nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract. There is no pending or, to the knowledge of IPCH, threatened union organizational effort, labor dispute, strike or work stoppage relating to employees of IPCH or any of its Subsidiaries and none has occurred within the immediately preceding five (5)-year period. Except as set forth in Schedule 3.18, neither IPCH
                                                  -------------
     nor any of its Subsidiaries, or any representative or employee of IPCH or such Subsidiary, has been charged with (by written notice) or, to the Knowledge of IPCH, committed any unfair labor practice in connection with the operation of the business of IPCH or any of its Subsidiaries, and there is no pending or, to the Knowledge of IPCH, threatened charge or complaint against IPCH or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency. IPCH and its Subsidiaries is in compliance with all applicable laws respecting employment, wages, hours, safety and health and other terms and conditions of employment, except for such noncompliance as would have only an inconsequential Adverse Effect on the business or properties of IPCH or its Subsidiaries. Neither IPCH nor any of its Subsidiaries has experienced a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. ("WARN") within the immediately preceding three-year period.

          (g) There are no written or oral employment agreements, employment contracts or understandings relating to employment (other than ordinary course arrangements for "at-will" employment) to which IPCH or any of its Subsidiaries is a party (excluding any such agreements, contracts or understandings listed in Schedule 3.18(a) hereto).
                              ----------------

          (h)      Except as described in Schedule 3.18, the consummation of the
                                          -------------
     transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or increase in compensation, benefits or rights or otherwise) becoming due from IPCH or any of its Subsidiaries to any of its employees, former employees, directors or former directors, nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due to any such person. As a direct or indirect result of the consummation of the transactions contemplated hereby, except as described in Schedule 3.18(h), IPCH reasonably expects
                                    ----------------
     that neither IPCH nor any of its Subsidiaries will be obligated to make a payment to any person that would not be deductible as a result of the application of Section 280G of the Code.

     Section 3.19. Business Names. Set forth on Schedule 3.19 is a list of all
                   --------------               -------------
names and related states under which IPCH or any of its Subsidiaries does business.

     Section 3.20. Brokers and Finders. Except for UBS Warburg LLC, no broker or
                   --------------------
finder has acted for IPCH or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by IPCH or any of its Subsidiaries.

     Section 3.21. Environmental. Except as disclosed in Schedule 3.21 hereto:
                   -------------                         -------------

          (a) To IPCH's Knowledge, there has not been, as of the date hereof, any "Release" (as defined in 42 U.S.C. (S)9601(22)) or threat of a Release of any "Hazardous Substances" (as defined in 42 U.S.C. (S)9601(14)) or oil, gasoline or other petroleum related products on or about any of the Real Property, except for releases of propane into the atmosphere that would reasonably be expected in the normal course of operating a retail propane business such as that conducted by IPCH and its Subsidiaries.

          (b) Neither IPCH nor any of its Subsidiaries has any contract or agreement, or has otherwise arranged, for disposal or treatment, or arranged with a transporter for transport for disposal or treatment, of Hazardous Substances at any "facility" (as defined in 42 U.S.C.(S)9601(9)) owned or operated by another Person.

          (c) Neither IPCH nor any of its Subsidiaries has accepted any Hazardous Substances from any third party for transport to disposal or treatment facilities or sites selected by IPCH or any of its Subsidiaries.

          (d) To IPCH's Knowledge, the Real Property and the use thereof is in compliance with and IPCH and its Subsidiaries are in compliance with all applicable laws, statutes, ordinances, rules and regulations of any governmental or quasi-governmental authority (federal, state or local) relating to environmental protection, underground storage tanks, toxic waste, hazardous waste, oil or Hazardous Substance handling, treatment, storage, disposal or transportation, or arranging therefor, respecting any products or materials previously or now located, delivered to or in transit to or from the Real Property, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Superfund Amendments and Reauthorization Act of 1986.

          (e) To IPCH's Knowledge, the past disposal practices of IPCH and its Subsidiaries (and, to IPCH's Knowledge, their respective predecessors, if any) relating to Hazardous Substances (including hazardous wastes) have been accomplished in compliance with all applicable laws, rules, regulations and ordinances in all material respects.

          (f) Neither IPCH nor any of its Subsidiaries has been notified of, nor to the Knowledge of IPCH is there any basis for any potential liability of IPCH or any of its Subsidiaries with respect to the clean-up of any site at which IPCH or any of its Subsidiaries has disposed of Hazardous Substances or oil, gasoline or other petroleum related products ("Waste Disposal Site"). Neither IPCH nor any of its Subsidiaries has any information to the effect that any Waste Disposal Site has been or is under investigation by any local, state or federal governmental body, authority or agency.

          (g) Neither IPCH nor any of its Subsidiaries has received any notification of releases of Hazardous Substances or oil from any governmental or quasi-governmental agency.

     Section 3.22. Disclosure. To the Knowledge of IPCH and subject to
                   ----------
amendments to the Schedules hereto pursuant to Section 7.13 hereof, none of the financial statements referred to in Section 3.8 above, or any representation or warranty or other provision contained herein, or in any document, schedule or certificate delivered or to be delivered to Inergy Holdings in connection with this Agreement or the transactions contemplated hereby, or any written statement, certificate or other document furnished to Inergy Holdings in connection with this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, in light of the circumstances in which they were made, not misleading. To IPCH's Knowledge, there is no fact which has not been disclosed in writing to Inergy Holdings by IPCH which would be material to a purchaser of the business and assets of IPCH and its Subsidiaries.

     IPCH DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO IPCH AND ITS SUBSIDIARIES, INCLUDING ANY OF THE ASSETS OF IPCH OR ANY SUBSIDIARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF IPCH AND ITS SUBSIDIARIES SHALL BE "AS IS" AND "WHERE IS."

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF INERGY HOLDINGS

          Inergy Holdings represents and warrants to IPCH and the IPCH Stockholders, both as of the date hereof and as of the Closing Date, as follows:

     Section 4.1. Organization. Inergy Holdings is a limited liability company
                  ------------
and Merger Sub is a corporation, each duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the power and authority and all licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it.

     Section 4.2. Authority; Binding Effect. Each of Inergy Holdings and Merger
                  -------------------------
Sub has the right, power, authority and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Inergy Holdings and Merger Sub of this Agreement and all other agreements and documents contemplated hereby and the performance by each of Inergy Holdings and Merger Sub of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary action by Inergy Holdings and Merger Sub, and no further approvals are required by the members of Inergy Holdings or the stockholders of Merger Sub in connection therewith. This Agreement constitutes, and when duly executed and delivered by Inergy Holdings and Merger Sub, all other agreements contemplated hereby will constitute, the legal, valid and binding obligation of Inergy Holdings and Merger Sub, as applicable, enforceable against Inergy Holdings and Merger Sub, as applicable, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

     Section 4.3. No Creation of Violation, Default, Breach or Encumbrance. The
                  --------------------------------------------------------
execution and delivery by Inergy Holdings and Merger Sub of this Agreement do not, and the consummation by Inergy Holdings and Merger Sub of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which Inergy Holdings or Merger Sub is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which Inergy Holdings or Merger Sub is subject, (ii) conflict with or violate any provision of the Organizational Documents of Inergy Holdings or Merger Sub or (iii) require the consent of any person or entity or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which Inergy Holdings or Merger Sub is a party, which could adversely affect the ability of Inergy Holdings or Merger Sub to consummate the transactions contemplated by this Agreement.

           Section 4.4. Brokers and Finders. Except for A.G. Edwards & Sons,
                        -------------------
Inc., no broker or finder has acted for Inergy Holdings or Merger Sub in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by Inergy Holdings or Merger Sub.

           Section 4.5. No Adverse Action. There are no actions, suits, claims
                        -----------------
or legal, administrative, arbitration or other proceedings or governmental investigations or examinations pending or, to the Knowledge of Inergy Holdings, threatened or injunctions or orders entered, pending or threatened against Inergy Holdings or Merger Sub or its business, property or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages which if decided adversely would adversely affect the ability of Inergy Holdings, MLP or Merger Sub to consummate the transactions provided for in this Agreement, and to the knowledge of Inergy Holdings there is no state of facts currently existing on which any of the foregoing might be based.

           Section 4.6. Approvals, Licenses and Authorizations. No (i) order,
                        --------------------------------------
license, consent, waiver, authorization or approval of, or (ii) exemption by, or
(iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and no filing, recording, publication or registration in any public office or any other place, in each case, is now, or under existing law in the future will be, necessary on behalf of Inergy Holdings or Merger Sub (x) to authorize Inergy Holdings' and Merger Sub's execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by either of them, (y) to authorize the consummation by Inergy Holdings and Merger Sub of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to Inergy Holdings and Merger Sub of any of the foregoing.

           Section 4.7. Financing Commitment. Inergy Holdings has provided IPCH
                        --------------------
with a copy of a letter dated December 11, 2001 of First Union National Bank setting forth, among other things, certain financing commitments respecting the transactions contemplated by this Agreement.

           Section 4.8. No Knowledge of Misrepresentation or Omission. Neither
                        ---------------------------------------------
Inergy Holdings nor Merger Sub has any knowledge that any representation or warranty of IPCH or any IPCH Stockholder made in this Agreement that is qualified as to materiality is not true and correct, or that any not so qualified is not true and correct in any material respect. Neither Inergy

Holdings nor Merger Sub has any knowledge of any material error in, or material omission from, any Schedule, except in each case for items discovered by Inergy Holdings or Merger Sub after the date of this Agreement of which Inergy Holdings will give IPCH prompt notice.

                                    ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF MLP, IPCH ACQUISITION CORP. AND MERGER SUB

           Section 5.1. MLP Representations and Warranties. MLP represents and
                        ----------------------------------
warrants to IPCH and the IPCH Stockholders, both as of the date hereof and as of the Closing Date, as follows:

               (a)      Organization; Documentation. MLP is a limited
                        ---------------------------
           partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority and all licenses, authorizations, permits, consents and approvals required to own, license or lease and operate its properties and to conduct its business as presently conducted by it. The MLP Units will be, when delivered pursuant to the Merger, validly issued, fully paid and nonassessable Common Units of MLP

               (b)      Authority; Binding Effect. MLP has the right, power,
                        -------------------------
           authority and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by MLP of this Agreement and all other agreements and documents contemplated hereby and the performance by MLP of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary action by MLP, and no further approvals are required by the partners of MLP in connection therewith. This Agreement constitutes, and when duly executed and delivered by MLP, all other agreements contemplated hereby will constitute, the legal, valid and binding obligation of MLP, enforceable against MLP, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

               (c)      No Creation of Violation, Default, Breach or
                        --------------------------------------------
           Encumbrance. The execution and delivery by MLP of this Agreement do
           -----------
           not, and the consummation by MLP of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which MLP is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which MLP is subject, (ii) conflict with or violate any provision of the Organizational Documents of MLP, or
           (iii) require the consent of any person or entity or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which MLP is a party, which could adversely affect the ability of MLP to consummate the transactions contemplated by this Agreement.

         (d) Brokers and Finders. Except for A.G. Edwards & Sons, Inc., no
             -------------------
broker or finder has acted for MLP in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by MLP.

         (e) No Adverse Action. There are no actions, suits, claims or legal,
             -----------------
administrative, arbitration or other proceedings or governmental investigations or examinations pending or, to the Knowledge of MLP, threatened or injunctions or orders entered, pending or threatened against MLP or its business, property or assets, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages which if decided adversely would adversely affect the ability of MLP to consummate the transactions provided for in this Agreement.

         (f) Approvals, Licenses and Authorizations. No (i) order, license,
             --------------------------------------
consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and no filing, recording, publication or registration in any public office or any other place, in each case, is now, or under existing law in the future will be, necessary on behalf of MLP (x) to authorize MLP's execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by MLP, (y) to authorize the consummation by MLP of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to MLP of the foregoing.

         (g) MLP SEC Documents. The MLP SEC Documents, as of their respective
             -----------------
filing date, did not contain any untrue statement of a material fact or omit to state any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the MLP or any of its Subsidiaries has sustained since the date of the latest audited financial statements included in the MLP SEC Documents any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and, since the respective dates as of which information is given in the MLP SEC Documents, there has not been any material change in the capitalization or long-term debt of the MLP or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the MLP or any of its Subsidiaries.

         (h) Compliance with Law. Neither MLP nor any of its Subsidiaries is in
             -------------------
violation of any federal, state, local or foreign statute, law, ordinance (including any zoning or building ordinance), or regulation, or any order, requirement, rule, permit, concession, grant, franchise, license or other authorization of any court, administrative agency, governmental body or arbitration tribunal, in each case, relating or applicable to MLP or any of its Subsidiaries, or to any of the assets or the business of MLP or any of its Subsidiaries other than such violations as are not material to the respective business of each and would have only an inconsequential effect on the business or properties of MLP or its Subsidiaries.

               (i) At all times since its formation, MLP has been taxable as a partnership under the Code for Federal, state and local tax purposes. MLP has filed all Tax returns and paid all Taxes it has been required to file and pay. MLP has made full and adequate withholding for all Taxes required to be withheld.

         Section 5.2. Merger Sub Representations and Warranties. Merger Sub
                      -----------------------------------------
represents and warrants to IPCH and the IPCH Stockholders, both as of the date hereof and as of the Closing Date, as follows:

               (a)  Organization. Merger Sub is a corporation duly organized,
                    ------------
         validly existing, and in good standing under the laws of the State of Delaware.

               (b)  Authority, Binding Effect. Merger Sub has full power and
                    -------------------------
          authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms and conditions.

               (c)  No Creation of Violation, Default, Breach or Encumbrance.
                    --------------------------------------------------------
          The execution and delivery by Merger Sub of this Agreement do not, and the consummation by Merger Sub of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which Merger Sub is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which Merger Sub is subject, (ii) conflict with or violate any provision of the Organizational Documents of Merger Sub, or (iii) require the consent of any person or entity or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which Merger Sub is a party, which could adversely affect the ability of Merger Sub to consummate the transactions contemplated by this Agreement.

               (d)  Brokers and Finders. Except for A.G. Edwards & Sons, Inc.,
                    -------------------
          no broker or finder has acted for Merger Sub in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding by Merger Sub.

               (e)  Approvals, Licenses and Authorizations. Other than the
                    --------------------------------------
          filing of a Certificate of Merger with the Secretary of State of the State of Delaware, no (i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and no filing, recording, publication or registration in any public office or any other place, in each case, is now, or under existing law in the future will be, necessary on behalf of Merger Sub (x) to authorize Merger Sub's execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by Merger Sub, (y) to authorize the consummation by Merger Sub of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to Merger Sub of the foregoing.

     Section 5.3. IPCH Acquisition Corp. Representations and Warranties. IPCH
                  -----------------------------------------------------
Acquisition Corp. represents and warrants to IPCH and the IPCH Stockholders, both as of the date hereof and as of the Closing Date, as follows:

          (a) Organization. IPCH Acquisition Corp. is a corporation duly
              ------------
organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) Authority, Binding Effect. IPCH Acquisition Corp. has full power
              -------------------------
and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of IPCH Acquisition Corp., enforceable in accordance with its terms and conditions.

          (c) No Creation of Violation, Default, Breach or Encumbrance. The
              --------------------------------------------------------
execution and delivery by IPCH Acquisition Corp. of this Agreement do not, and the consummation by IPCH Acquisition Corp. of the transactions contemplated hereby will not (i) violate (A) any statute, rule or regulation to which IPCH Acquisition Corp. is subject or (B) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which IPCH Acquisition Corp. is subject, (ii) conflict with or violate any provision of the Organizational Documents of IPCH Acquisition Corp., or (iii) require the consent of any person or entity or result in the breach of or constitute a default under any contract, agreement, lease, license, mortgage, indenture, note or other instrument or obligation to which IPCH Acquisition Corp. is a party, which could adversely affect the ability of IPCH Acquisition Corp. to consummate the transactions contemplated by this Agreement.

          (d) Brokers and Finders. Except for A.G. Edwards & Sons, Inc., no
              -------------------
broker or finder has acted for IPCH Acquisition Corp. in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding by IPCH Acquisition Corp.

          (e) Approvals, Licenses and Authorizations. Other than the filing of a
              --------------------------------------
Certificate of Merger with the Secretary of State of the State of Delaware, no
(i) order, license, consent, waiver, authorization or approval of, or (ii) exemption by, or (iii) giving of notice to, or (iv) registration with or the taking of any other action in respect of, any person not a party to this Agreement (including any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and no filing, recording, publication or registration in any public office or any other place, in each case, is now, or under existing law in the future will be, necessary on behalf of

     IPCH Acquisition Corp. (x) to authorize IPCH Acquisition Corp.'s execution, delivery and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by IPCH Acquisition Corp., (y) to authorize the consummation by IPCH Acquisition Corp. of the transactions contemplated hereby or thereby, or (z) for the legality, validity, binding effect or enforceability with respect to IPCH Acquisition Corp. of the foregoing.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF IPCH STOCKHOLDERS

     Each of the Signing IPCH Stockholders hereby severally and not jointly represents and warrants (as to itself only) to Inergy Holdings and IPCH Acquisition Corp. as follows:

     Section 6.1. Authorization. Such IPCH Stockholder has all requisite power
                  -------------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by or on behalf of such IPCH Stockholder and constitutes the valid and binding agreement of such IPCH Stockholder, enforceable against such IPCH Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles.

     Section 6.2. Non-Contravention. The execution, delivery and performance by
                  -----------------
such IPCH Stockholder of this Agreement and the consummation by such IPCH Stockholder of the transactions contemplated by this Agreement do not and will not contravene or conflict with any agreement, contract or obligation to which such IPCH Stockholder is a party.

     Section 6.3. Investment Representations.
                  --------------------------

             (a)  Review of MLP SEC Documents. Such IPCH Stockholder has
                  ---------------------------
     reviewed the MLP SEC Documents and recognizes that an investment in MLP involves significant risks, including those set forth under the caption "Risk Factors" in the Prospectus, dated July 25, 2001, of MLP. Such IPCH Stockholder has been furnished any information relating to MLP and its Affiliates, their respective business and financial condition, the MLP Units and any other matter requested by such IPCH Stockholder and has been afforded the opportunity to ask questions and receive answers concerning MLP and to obtain any additional information which MLP possesses or can acquire without unreasonable effort or expense. Such IPCH Stockholder has also been furnished access to any and all other information that is material to such IPCH Stockholder or a reasonable investor's decision to acquire the MLP Units.

             (b)  Accredited Investor. Such IPCH Stockholder is an "accredited
                  -------------------
     investor" under Regulation D of the SEC.


             (c)  Investment Intent. The MLP Units are being acquired (i) solely
                  -----------------
     for investment for such IPCH Stockholder's own account and not as nominee or agent or otherwise on behalf of any other person, and (ii) not with a view to or with any present intention to reoffer, resell, fractionalize, assign, grant any participating interest in, or otherwise distribute the MLP Units in violation of the Securities Act.

          (d)  Legend. Such IPCH Stockholder agrees that the certificates
               ------
     evidencing the MLP Units acquired by such IPCH Stockholder shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form:

          The Units represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws. These Units have been acquired for investment and not with a view to distribution or resale, and may not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, without an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to Inergy, L.P. that such registration is not required with respect to the proposed disposition thereof and that such disposition will not cause the loss of the exemption(s) upon which Inergy relied in transferring these Units to the original purchaser thereof.

     Such IPCH Stockholder agrees that a stop transfer order shall be placed on the transfer books maintained with respect to the MLP Units which gives effect to the foregoing restrictive legend.

                                  ARTICLE VII

                       ADDITIONAL COVENANTS OF THE PARTIES

     Section 7.1. Access to IPCH Information. Until the Closing, IPCH will
                  --------------------------
furnish Inergy Holdings, its Affiliates, officers, employees, accountants, attorneys, representatives and agents, with all financial, operating, engineering and other data and information concerning the business and the assets of IPCH and its Subsidiaries as Inergy Holdings shall from time to time request and as is customary and reasonable for transactions of this nature and will accord Inergy Holdings and its authorized representatives access during normal business hours to the assets, books, records, contracts and documents of IPCH and its Subsidiaries (including tax returns filed and those in preparation) and will give such persons the opportunity to ask questions of, and receive answers from, appropriate representatives of IPCH with respect to the business and the assets of IPCH and its Subsidiaries. Provided that Inergy Holdings, MLP and their respective representatives gaining access to information as a result of the transactions contemplated hereby do not intentionally withhold from IPCH their knowledge of a material breach of this Agreement by IPCH, no investigations by Inergy Holdings, or its Affiliates, employees, accountants, attorneys, representatives or agents, shall reduce or otherwise affect the obligation or liability of IPCH's Stockholders with respect to any representations, warranties, covenants or agreements made herein by IPCH or the IPCH Stockholders or in any other certificate, instrument, agreement or document executed and delivered in connection with this Agreement.

     Section 7.2. Public Information. Until the Closing or termination of this
                  ------------------
Agreement, IPCH shall consult with Inergy Holdings and Inergy Holdings shall consult with IPCH with respect to the content of any communications to be made to employees, customers, suppliers and others having dealings with IPCH or IPCH's Subsidiaries as well as communications made to the public and to the form and content of any application or report to be made to any judicial or regulatory authority or other governmental authority which relates to the transactions contemplated by this Agreement; provided that no such communication shall be made to the public without the prior consent of Inergy Holdings and the IPCH Stockholders' Representative. Neither MLP, Inergy Holdings nor any Affiliate, agent or representative of either, shall communicate with or otherwise contact employees, customers, suppliers or others having dealings with IPCH or its Subsidiaries without the prior written consent of IPCH. Notwithstanding the foregoing, Inergy Holdings and/or MLP may make such press releases and public disclosures as Inergy Holdings and/or MLP may deem necessary or appropriate to comply with state and Federal securities laws after allowing the IPCH Stockholders' Representative a reasonable time to comment on such release or disclosure in advance of such issuance.

     Section 7.3. Confidentiality. All information disclosed by any party to
                  ---------------
this Agreement to the other party, to the fullest extent reasonably possible, shall be kept confidential by such receiving party and shall not be used by such receiving party other than as herein contemplated or required by court order, except to the extent that such information was known by such receiving party when received or is or hereafter becomes legally obtainable from other sources (and not as a result of being a party to this Agreement) or to the extent such duty as to confidentiality is waived in writing by the other party. In the event of termination of this Agreement, each party hereto shall use all reasonable efforts to return, upon request, to the other parties, all documents (and reproductions thereof) received from such other parties (and in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this
Section 7.3.

     Section 7.4. IPCH Interim Operations. Except as otherwise expressly
                  -----------------------
contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of Inergy Holdings, from the date hereof until the Effective Time, IPCH shall, and shall cause each of its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their respective business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required to carry on their businesses and
(iii) preserve existing relationships with their material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior consent of Inergy Holdings, IPCH shall not, and shall cause each of its Subsidiaries to not:

          (a) amend or propose to amend any Organization Documents, unless otherwise pre-approved in writing by Inergy Holdings;

          (b) split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend;

          (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than pursuant to the terms of the Stock Rights; or (ii) amend in any respect any term of any outstanding security;

          (d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for IPCH and its Subsidiaries made available to Inergy Holdings, or (ii) incurred in the ordinary course of business of IPCH and consistent with past practice;

          (e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $75,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person;

          (f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of their business and (iii) assets related to discontinued operations of IPCH or any IPCH Subsidiary;

          (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others except, in each case, in the ordinary course of business consistent with past practice (which exception shall include, without limitation, borrowings under IPCH's existing credit agreements and overnight borrowings);

          (h) (i) enter into any agreement or arrangement that limits or otherwise restricts IPCH or any of its Subsidiaries from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereunder; provided, however, that this Section 7.4(h) shall not prevent IPCH or its Subsidiaries from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with prior practice;

          (i) (A) except as required by law or a written agreement existing on or prior to the date hereof, or as is consistent with past practice or for routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (B) except as required by law, a written agreement existing on or prior to the date hereof, or a severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee or,
     (C) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice or the terms of a plan and containing only normal and customary terms, make any contribution to any existing such plan or (D) except as may be required by law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any Benefit Plan, employment agreement, option, license agreement or retirement agreements, or (E) hire any employee with an annual base salary in excess of $50,000, unless otherwise pre-approved in writing by Inergy Holdings;

          (j) change (x) any methods of accounting in effect at September 30, 2001, or (y) IPCH's fiscal year;

          (k) other than in the ordinary course of business consistent with past practices and containing only normal and customary terms (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim, or (ii) make any material Tax election or enter into any settlement or compromise of any Tax liability;

          (l)     enter into any new line of business; or

          (m)     agree, resolve or commit to do any of the foregoing.

     Section 7.5. Acquisition Proposals. IPCH and the IPCH Stockholders agree to
                  ---------------------
not, and to not authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of IPCH or the IPCH Stockholders, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for IPCH, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for IPCH, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of IPCH equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for IPCH.

     Section 7.6. Employment Agreements. By joining in this Agreement, each of
                  ---------------------
Scott and Galvin agrees that, at the Closing, he will enter into an employment agreement with the IPCH Operating Subsidiary, and IPCH agrees to cause the IPCH Operating Subsidiary to enter into such employment agreement, such employment agreement to be substantially in the form attached hereto as Exhibits C and D, respectively. The parties acknowledge and agree that the foregoing does not constitute a covenant or obligation of IPCH or the IPCH Stockholders and that the failure of either Scott or Galvin to enter into such employment agreements shall not constitute a breach or default under this Agreement by IPCH or the IPCH Stockholders for which indemnification by IPCH or the IPCH Stockholders or the liability for or payment of any Damages shall be imposed on IPCH or the IPCH Stockholders.

     Section 7.7.  Nonsolicitation Agreements. Each of J.P. Morgan Partners
                   --------------------------
(SBIC), LLC and Summit Capital, Inc. agrees that, at the Closing, it will enter into a nonsolicitation agreement in the form attached hereto as Exhibit E (the "Nonsolicitation Agreements").

     Section 7.8.  Registration Rights Agreement. At the Closing MLP and the
                   -----------------------------
IPCH Stockholders agree to enter into the registration rights agreement in the form attached hereto as Exhibit F (the "Registration Rights Agreement").

     Section 7.9.  Reasonable Best Efforts. Subject to the terms and conditions
                   -----------------------
hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable; provided, however, that no party shall be required to make any material monetary expenditure, commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

     Section 7.10. Further Assurances. In case at any time after the Closing any
                   ------------------
further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of IPCH or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of IPCH or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of IPCH or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger.

     Section 7.11. IPCH Stockholder Approval. Each of the Signing IPCH
                   -------------------------
Stockholders agrees to proceed to take all action under Delaware Law, the Securityholders Agreement or otherwise that is required or appropriate for the holders of any class of capital stock of IPCH to approve this Agreement and the Merger and to qualify the Merger as an "Approved Sale" under the Securityholders Agreement. Scott, by his joining in this Agreement, agrees to vote all of the shares of Common Stock held by him in favor of the approval of this Agreement and the Merger.

     Section 7.12. MLP Guaranty. MLP hereby unconditionally and irrevocably
                   ------------
guarantees to IPCH, the IPCH Stockholders, their heirs and permitted assigns, the full and prompt payment when due and performance of all indebtedness, liabilities and obligations of Inergy Holdings and IPCH Acquisition Corp. to IPCH and the IPCH Stockholders under this Agreement, together with all interest, taxes, fees, charges, costs, expenses and other amounts chargeable to Inergy Holdings, IPCH Acquisition Corp., Merger Sub or MLP thereunder or in connection therewith (the "Obligations"). MLP acknowledges and agrees that, with respect to all obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. If IPCH Acquisition Corp., Merger Sub or Inergy Holdings shall default in the due and punctual performance of any of the Obligations or in the full and timely payment of any amount owed in respect to the Obligations, MLP, within five (5) days of receiving notice from the IPCH Stockholders' Representative of such default, will perform or cause to be performed such Obligations and will make full payment of any amount due with respect thereto at its sole cost and expense. The liabilities and obligations of MLP to IPCH and the IPCH Stockholders pursuant to this section shall be unconditional and irrevocable and shall not be conditioned or contingent upon the pursuit of any remedies against Merger Sub, IPCH Acquisition Corp. or Inergy Holdings or any other person. MLP hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the IPCH Stockholders' Representative to proceed against or take action against or pursue any remedy with respect to Merger Sub or Inergy Holdings or any other Person or make presentment or demand for performance or give any notice of nonperformance before IPCH or the IPCH Stockholders may enforce rights against MLP hereunder and, to the fullest extent permitted by law, any other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this section. The unconditional obligation of MLP hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor or surety (other than satisfaction in full of the Obligations).

     Section 7.13. Supplemental Information. IPCH agrees that, with respect to
                   ------------------------
the representations and warranties of IPCH contained in this Agreement, IPCH will have the continuing obligation and right until the Closing to promptly provide Inergy Holdings with such additional supplemental Information (collectively, the "Supplemental Information"), in the form of (a) amendments to then existing Schedules or (b) additional Schedules, as would be necessary, in light of the circumstances, conditions, events and states of fact then known to IPCH, to make each of those representations and warranties true and correct as of the Closing. For purposes only of determining whether the conditions to the obligations of Inergy Holdings have been satisfied, the Schedules to this Agreement as of the Closing Date will be deemed to be the Schedules to this Agreement as of the date hereof as amended or supplemented by the Supplemental Information provided to Inergy Holdings prior to the Closing pursuant to this
Section 7.13; provided, however, that if the Supplemental Information so provided discloses the existence of circumstances, conditions, events or statements of facts which, in any combination thereof, (i) have had a Material Adverse Effect on IPCH or, (ii) in the sole judgment of Inergy Holdings exercised in good faith are having or will have a Material Adverse Effect on IPCH, Inergy Holdings will be entitled to terminate this Agreement pursuant to
Article XI by notice to IPCH.

     Section 7.14. Title Insurance. Prior to the Closing Date, IPCH shall
                   ---------------
cooperate, at no cost or expense to IPCH or its Subsidiaries, with Inergy Holdings (or any other entity, designated by Inergy Holdings, having an insurable ownership interest) in its effort to obtain one or more policies of title insurance (collectively, the "Title Policy") respecting the Real Property designated as "material real property" on Schedule 7.14 (the "Material Real
                                          -------------
Property") and conforming to the following specifications:

          (a) The form of the Title Policy will be ALTA Owner's Policy Form B 1970 (amended 10/17/70), or as to leasehold estates, ALTA Leasehold Owner's Policy - 1975, or the approved form, for the jurisdiction in which the Material Real Property is located, which is the substantial equivalent thereof;

          (b) The Title Policy will be issued by Stewart Title Guaranty Company (the "Title Company");

          (c) The Title Policy will be in an amount reflecting the fair market value of the Material Real Property insured thereby;

          (d) The Title Policy will be dated concurrent with or subsequent to the Closing;

          (e) There will be no exceptions to coverage other than the Permitted Encumbrances, or any standard preprinted exceptions for which endorsements are not available which shall be deemed Permitted Encumbrances for purposes of this Section 7.14.

          (f) The Title Policy may contain a zoning endorsement in the form of ALTA Form 3.1, or the approved substantial equivalent thereof for the jurisdictions in which the Material Real Property is located, if any is available, showing the zoning classification of the Material Real Property and confirming that the current use of the Material Real Property is in conformance with the applicable zoning laws and use restrictions;

          (g) The Title Policy may contain an assignment endorsement whereby the insurer agrees to consent to the assignment of the policy to, and to issue without charge an endorsement to the policy to show as an insured under the policy, any of the following, to the extent available in the jurisdiction in question: (i) any successor to Inergy Holdings, by dissolution, liquidation, merger, consolidation, reorganization or otherwise; (ii) any stockholder of Inergy Holdings to whom the Material Real Property, or any part thereof, is distributed; and (iii) any Affiliate of Inergy Holdings, including any entity controlled by, in control of or under common control with Inergy Holdings and to whom an interest in the Material Real Property, or any part thereof, is transferred; and

          (h) The Title Policy may contain a "non-imputation" endorsement pursuant to which the Title Company shall agree that knowledge of IPCH or its Subsidiaries will not be imputed to Inergy Holdings or the named insured under the Title Policy on and after the effective date thereof, to the extent available in the jurisdiction in question.

          Inergy Holdings may obtain one or more current commitments from the Title Company setting forth the basis upon which the Title Company is willing to insure title to the Material Real Property (collectively, the "Title Commitment"). If the Title Commitment discloses any liens, easements, restrictions, reservations or other defects to title to the Material Real Property, other than the Permitted Encumbrances, Inergy Holdings shall advise IPCH of the same in writing within fifteen (15) days after receipt by Inergy Holdings of the Title Commitment. Matters not objected to by Inergy Holdings within said period shall be deemed to be additional Permitted Encumbrances. As to any matters to which Inergy Holdings objects, IPCH may, at its option but without any obligation to do so, remedy such matters as are susceptible of being remedied and shall, within ten (10) days after Inergy Holdings gives IPCH notice of objection to such matters, give notice to Inergy Holdings as to which matters it has or will remedy, if it elects to so remedy. In the event IPCH refuses to remedy any matter to which Inergy Holdings has delivered notice to IPCH pursuant to the terms of this Section 7.14, Inergy Holdings shall have the option of (x) consummating the transaction contemplated hereby and accepting such title as IPCH holds, without change in or to the terms hereof, or
(y) exercising its rights under Section 11.1 hereof.

     Section 7.15. Required Consents and Agreements of Other IPCH Stockholders.
                   -----------------------------------------------------------
IPCH agrees to use its commercially reasonable efforts to obtain (a) the required third party consents referred to in Section 3.12(a)(vi) and (b) an agreement of each holder of Series E Preferred Stock who is not a Signing IPCH Stockholder hereunder in the form of the Stockholder's Joinder Agreement attached hereto as Exhibit G ("Stockholder Joinder Agreement").

     Section 7.16. Insurance. After the Effective Time, IPCH Acquisition Corp.
                   ---------
(for so long as the Surviving Corporation or any of its Subsidiaries is a subsidiary thereof) and MLP shall maintain or cause its affiliates to maintain insurance coverage on the business, operations, assets and properties of its Subsidiaries and their successors and assigns at least as extensive and of the same type and character as the insurance in effect and held by IPCH and its Subsidiaries immediately prior to the Effective Time; provided, however, that such insurance may be terminated after the expiration of all indemnities by IPCH, its affiliates and the IPCH Stockholders under this Agreement.

     Section 7.17. Termination of 401(k) Plan. IPCH shall, prior to the Closing
                   --------------------------
Date, adopt any and all resolutions and take all other actions that are necessary or appropriate to (i) fund the Independent Gas Company 401(k) Plan, as referenced in Schedule 3.18 (the "401(k) Plan"), with any profit sharing and/or matching contributions that have accrued as of the Closing Date; (ii) require that all 401(k) Plan participant elective deferrals have ceased enough ahead of time for such elective deferrals to be remitted to the 401(k) Plan prior to the Closing Date; (iii) except as set forth immediately above in (i) and (ii) of this Section, cease all other contributions to the 401(k) Plan as of the day before the Closing Date; (iv) terminate the 401(k) Plan; and (v) fully vest all participant account balances in the 401(k) Plan immediately before the Closing Date. Inergy shall assume full responsibility for and bear the full expense of
(x) amending the 401(k) Plan following the Closing Date in such manner as is necessary for the 401(k) Plan to be in compliance with all applicable laws as of the 401(k) Plan's termination date and (y) applying for and obtaining a favorable determination letter with respect to the termination of the Plan from the IRS. Following the receipt of a favorable determination letter, Inergy will distribute the assets of the 401(k) Plan. Following the Closing Date, Inergy agrees to accept its appointment, or will appoint an unrelated corporation, as successor plan trustee and successor plan administrator of the 401(k) Plan.

                                  ARTICLE VIII

        CONDITIONS TO INERGY PARTIES' OBLIGATION TO CONSUMMATE THE MERGER
        -----------------------------------------------------------------

          Each and every obligation of Inergy Holdings, IPCH Acquisition Corp., Merger Sub and MLP (collectively, the "Inergy Parties") to be performed at or before the Closing hereunder is subject, at Inergy Holdings' election, to the satisfaction (or waiver by Inergy Holdings) on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Inergy Holdings may nevertheless proceed with Closing without satisfaction, in whole or in part, of any one or more of such conditions, and by proceeding shall be deemed to have waived any Inergy Party's right to recover damages for any such failure.

     Section 8.1. Compliance with Agreement. IPCH and each Signing IPCH
                  -------------------------
Stockholder shall have performed or complied in all material respects with their respective obligations and agreements contained in this Agreement which are required to be performed or complied with by such party on or prior to the Closing Date.

     Section 8.2. Representations and Warranties. Except as reflected in the
                  ------------------------------
Supplemental Information, the representations and warranties of IPCH and each Signing IPCH Stockholder contained in this Agreement shall be true, complete and correct in all material respects (except for those representations and warranties that are qualified as to materiality, in which case such representations and warranties shall be true, complete and correct as made) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct on the date so specified).

     Section 8.3. Certificate. IPCH and each IPCH Stockholder listed on the
                  -----------
signature pages hereto shall have delivered to Inergy Holdings a certificate, dated the Closing Date, signed (as appropriate) by its duly authorized officers to the effect stated in Sections 8.1 and 8.2 hereof.

     Section 8.4. Corporate Authorization. Inergy Holdings shall have received a
                  -----------------------
copy of the resolutions of the directors and stockholders of IPCH, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by IPCH of this Agreement and each other agreement and instrument contemplated hereby to be executed and delivered by IPCH together with an incumbency certificate as to the persons authorized to execute and deliver such documents and instruments on its behalf.

     Section 8.5. Opinion of Counsel. Inergy Holdings shall have been furnished
                  ------------------
with (i) the opinion of Bracewell & Patterson, L.L.P., counsel to IPCH and the Signing IPCH Stockholders, dated the Closing Date and addressed to Inergy Holdings, substantially in the form set forth in Exhibit H-1 hereto, and (ii)
                                                 -----------
the opinion of O'Sullivan, LLP, counsel to J.P. Morgan Partners (SBIC) LLC, dated the Closing Date and addressed to Inergy Holdings, substantially in the form set forth in Exhibit H-2 hereto.
                  -----------

     Section 8.6. Good Standing. IPCH shall have delivered to Inergy Holdings
                  -------------
certificates issued by appropriate governmental authorities evidencing the good standing of IPCH and the IPCH Operating Subsidiary as of a date or dates not more than five (5) days prior to the Closing Date as a corporation of the respective states in which organized or qualified to do business.

     Section 8.7. Additional Agreements.
                  ---------------------

          (a) Each IPCH Stockholder referred to in Section 7.7 shall have executed and delivered a Nonsolicitation Agreement.

          (b) IPCH Stockholders' Representative, on behalf of the IPCH Stockholders, shall have executed and delivered the Escrow Agreement.

          (c) IPCH Stockholders' Representative, on behalf of the IPCH Stockholders, shall have executed and delivered the Registration Rights Agreement.

          (d) Scott and Galvin shall have executed and delivered the employment agreements with the IPCH Operating Subsidiary pursuant to
     Section 7.6.

          (e) The required third party consents referred to in Section 3.12(a)(vi) shall have been obtained.

     Section 8.8.  No Litigation. No party hereto shall be a party to or be
                   -------------
threatened with any litigation or administrative proceeding relating to any of such parties or any of their assets or properties or to this Agreement or the transactions contemplated hereby which would restrain or prohibit such party from consummating the transactions contemplated hereby or would require divestiture of assets by Inergy Holdings as a result of the consummation of the transactions contemplated hereby.

     Section 8.9.  Third Party Consents. Inergy Holdings shall have received the
                   --------------------
consents (or in lieu thereof waivers) listed in Schedule 3.4 hereto. All filings
                                                ------------
with, and approvals by, third parties required to be made or received by Inergy Holdings for the consummation of the transactions contemplated herein, excluding those in Recital B hereto shall have been made or obtained.

     Section 8.10. Financing. Inergy Holdings and/or Inergy Propane, LLC (the
                   ---------
operating subsidiary of MLP) shall have obtained financing for the cash portion of the merger consideration, the refinancing of the existing indebtedness of IPCH and Inergy Propane, LLC and such other financing needs of Inergy Holdings or Inergy Propane, LLC all as contemplated in the letter of First Union National Bank referred to in Section 4.7 hereof and such financing commitment letter shall be reasonably satisfactory to the IPCH Stockholders.

     Section 8.11. No Adverse Event. The business and the assets of IPCH shall
                   ----------------
not be adversely affected or threatened to be adversely affected in any material way as a result of fire, explosion, hurricane, earthquake, disaster, accident or other casualty, shortage of any material supplies, changes in technology, strike or labor disturbance, obsolescence of product or service, any action or threatened action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces, act of God or public enemy.

     Section 8.12. Proceedings Satisfactory. All proceedings, corporate or
                   ------------------------
other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Inergy Holdings, including, without limitation, the IPCH stockholder approval referred to in Section 7.11 hereof.

                                   ARTICLE IX

    CONDITIONS TO OBLIGATIONS OF IPCH AND IPCH STOCKHOLDERS TO CONSUMMATE THE
    -------------------------------------------------------------------------
                                     MERGER
                                     ------

          Each and every obligation of IPCH and each IPCH Stockholder to be performed at or before the Closing hereunder is subject, at such party's election, to the satisfaction (or waiver by IPCH and the IPCH Stockholders' Representative) on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, IPCH and IPCH Stockholders may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but which action shall not prejudice right of IPCH or any IPCH Stockholder to recover damages for any such failure.

     Section 9.1. Compliance With Agreement. Each of the Inergy Parties shall
                  -------------------------
have performed all of their respective obligations and agreements and complied in all material respects with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by the Inergy Parties on or prior to the Closing Date.

     Section 9.2. Representations and Warranties. The representations and
                  ------------------------------
warranties of each of the Inergy Parties, Merger Sub and MLP contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been given on the Closing Date.

     Section 9.3. Certificate. Each of the Inergy Parties shall have delivered
                  -----------
to IPCH and the Signing IPCH Stockholders a certificate dated the Closing Date and signed by a duly authorized person or officer of each respective entity to the effect stated in Sections 9.1 and 9.2 hereof and shall state that none of the Inergy Parties has Knowledge of any breach or default by IPCH or any of the Signing IPCH Stockholders under this Agreement.

     Section 9.4. Opinion of Counsel. IPCH shall have been furnished with the
                  ------------------
opinion of Stinson, Mag & Fizzell, P.C., counsel to the Inergy Parties, dated the Closing Date and addressed to the IPCH Stockholders, substantially in the form set forth in Exhibit I hereto.
                  ---------

     Section 9.5. Additional Agreements.
                  ---------------------

          (a) Inergy Holdings shall have entered into the Nonsolicitation Agreements.

          (b)     Inergy Holdings shall have entered into the Escrow Agreement.

          (c)     MLP shall have entered into the Registration Rights Agreement.

          (d) Inergy Holdings shall have entered into employment agreements with Scott and Galvin pursuant to Section 7.6.

          (e) The required third party consents referred to in Schedule 3.4 and Section 3.12(a)(vi) shall have been obtained.

     Section 9.6.  Corporate Authorization. IPCH shall have received a copy of
                   -----------------------
the resolutions of the respective boards of directors or comparable governing body of each of the Inergy Parties, certified as of the Closing Date by an appropriate officer or duly authorized representative of such party, duly authorizing the execution, delivery and performance by such party of this Agreement and each other Agreement and instrument contemplated hereby to be executed and delivered by such party.

     Section 9.7.  Third Party Consents. IPCH shall have received the consents
                   --------------------
or waivers listed in Schedule 3.4 hereto.
                     ------------

     Section 9.8.  Stockholder Approval. IPCH shall have obtained the
                   --------------------
stockholder approval required under the General Corporation Law of the State of Delaware.

     Section 9.9.  Good Standing. IPCH shall have received a copy of
                   -------------
certificates issued by appropriate governmental authorities evidencing the good standing of MLP and Inergy Holdings as of November 27, 2001 or later as a limited partnership or corporation of the respective states in which organized or qualified to do business.

     Section 9.10. No Litigation. No party hereto shall be a party to or be
                   -------------
threatened with any litigation or administrative proceeding relating to any of such parties or any of their assets or properties or to this Agreement or the transactions contemplated hereby which would restrain or prohibit such party from consummating the transactions contemplated hereby.

                                   ARTICLE X

                                 INDEMNIFICATION
                                 ---------------

     Section 10.1. Indemnity of IPCH Stockholders.

          (a) Subject to the provisions of this Article X, each IPCH Stockholder, from and after the Closing Date, severally agrees in accordance with its pro rata ownership percentage of the Series E Preferred Stock at the Effective Time to indemnify and hold Inergy Holdings and its Subsidiaries and MLP and its Subsidiaries (including, without limitation, the Surviving Corporation after the Effective Time), successors and assigns, harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) but in any event excluding Covered Costs paid by the IPCH Stockholders (collectively "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

                   (i) Any breach of any representation or warranty, or failure to perform any covenant or agreement made or undertaken, by IPCH or such IPCH Stockholder (but not any other IPCH Stockholder) in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered to Inergy Holdings pursuant to this Agreement;

                    (ii) Claims, actions or causes of action by any holder of IPCH capital stock or options or warrants to purchase IPCH Capital Stock seeking damages or any remedy under Delaware Law for dissenters' rights in the Merger;

                    (iii) Any Damages resulting from any injury, accident, disruption of business or third party action occurring before or at any time within one year after the Effective Time as a result of the failure, at the Effective Time, of any of the bulk storage facilities of IPCH, the IPCH Operating Subsidiary or any other Subsidiary of IPCH to comply with any requirements of insurance policies existing and in effect at the Effective Time or the standards and requirements set forth in Pamphlet #58 of the National Fire Protection Association; provided, however, that the amount of such indemnity shall be allocated between Inergy Holdings and its affiliates and such IPCH Stockholders in such proportion as is appropriate to reflect the relative fault of Inergy Holdings, its affiliates and any third parties, on the one hand, and the actions or failure to act by IPCH prior to Closing on the other hand which resulted in such Damages and such IPCH Stockholders shall only indemnify Inergy Holdings for IPCH's proportion of such amount; and

                    (iv) Any action, suit, proceeding or claim incident to any of the foregoing.

               (b) Notwithstanding any other provision in this Agreement, each IPCH Stockholder's liability under this Agreement and related agreements, including any payment of Covered Costs, shall be limited as follows: (i) for all claims made prior to July 1, 2002, such IPCH Stockholder shall not be liable, in the aggregate, for more than his pro rata share (based on the percentage ownership of such IPCH Stockholder of Series E Preferred Stock at the Effective Time) times Ten Million Dollars ($10,000,000) and (ii) for all claims made on or after July 1, 2002 and prior to December 31, 2002, such IPCH Stockholder shall not be liable, in the aggregate, for more than his pro rata share (based on the percentage ownership of such IPCH Stockholder of Series E Preferred Stock at the Effective Time) times Five Million Dollars ($5,000,000) less the amount of claims made prior to July 1, 2002 to the extent indemnification is determined to be required for such claims). By way of example, to the extent that the Inergy Parties make claims prior to July 1, 2002, such claims may only amount up to $10 million in the aggregate. To the extent such claims are made by the Inergy Parties prior to July 1, 2002 and such claims exceed $5 million, no additional claims may be made by Inergy Parties on or after July 1, 2002. To the extent that claims are made by the Inergy Parties prior to July 1, 2002 and such claims are less than $5 million, the Inergy Parties may make additional claims up to an amount equal to the difference between the amount of the accrued claims, to the extent indemnification is ultimately determined to be required, and $5 million. If claims are not made by the Inergy Parties prior to July 1, 2002, Inergy may make claims for up to $5 million thereafter.

          Section 10.2. A. Inergy Holdings' Indemnity. Inergy Holdings, MLP and
                           --------------------------
the Surviving Corporation, from and after the Closing Date, shall jointly and severally indemnify and hold each

IPCH Stockholder harmless from and against any Damages incurred by such IPCH Stockholder resulting from or in connection with:

          (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by either Inergy Holdings, MLP, IPCH Acquisition Corp. or Merger Sub in this Agreement or in any other agreement or certificates delivered by Inergy Holdings, IPCH Acquisition Corp., MLP or Merger Sub to the IPCH Stockholders pursuant to this Agreement;

          (b) Any action, suit, proceeding or claim incident to any of the foregoing; and

          (c) Except as provided in Section 10.1(a)(iii) above or in Section
     10.8 below, the operation of the business and ownership of the assets and properties of IPCH, its Subsidiaries and Affiliates and their successors and assigns after the Effective Time.

     Section 10.2. B. MLP's Indemnity. MLP, from and after the Closing Date,
                      ---------------
shall indemnify and hold each IPCH Stockholder harmless from and against any Damages incurred by such IPCH Stockholder resulting from or in connection with:

          (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by MLP in this Agreement or in any other agreement or certificates delivered by MLP to the IPCH Stockholders pursuant to this Agreement; and

          (b) Any action, suit, proceeding or claim incident to any of the foregoing.

     Section 10.2. C. IPCH Acquisition Corp.'s Indemnity. IPCH Acquisition
                      ----------------------------------
Corp., from and after the Closing Date, shall indemnify and hold each IPCH Stockholder harmless from and against any Damages incurred by such IPCH Stockholder resulting from or in connection with:

          (a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by IPCH Acquisition Corp. in this Agreement or in any other agreement or certificates delivered by IPCH Acquisition Corp. to the IPCH Stockholders pursuant to this Agreement; and

          (b) Any action, suit, proceeding or claim incident to any of the foregoing.

     Section 10.3. Procedure. All claims for indemnification by a party under
                   ---------
this Article X (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "Indemnifying Party," respectively) shall be asserted and resolved as follows:

          (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall within ten (10) days (however, the failure to give such notice within such ten (10) day period shall relieve the Indemnifying Party from its responsibility hereunder only to the extent such failure prejudices such Indemnifying Party) give notice (the "Claim Notice")
     to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is
                           --------  -------
     hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the Indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations which existed or were conducted both prior to and after the Closing Date or if the Indemnified Party would be otherwise adversely affected as a result of any adverse decision of such proceeding, each party shall have the same right to participate at its own expense and at its own risk in the proceeding without either party having the right of control.

          (b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party.

          (c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by mutual agreement of the parties or by litigation in an appropriate court of competent jurisdiction.

     Section 10.4. Costs. If any legal action or other proceeding is brought for
                   -----
the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     Section 10.5. Claims Against Escrow. Inergy Holdings may make claim for
                   ---------------------
payment of Damages to which Inergy Holdings is entitled under Section 10.1 hereof by notifying the Escrow Agent and the IPCH Stockholders' Representative of such claim pursuant to the Escrow Agreement and requesting release of appropriate funds to Inergy Holdings to cover such Damages, but the seeking of such claim for payment from the Escrow Agent shall not limit Inergy Holdings in any manner in the enforcement of any other remedies available to it under this
Article X. Such request shall be processed by the Escrow Agent pursuant to the Escrow Agreement prior to the release of any funds to Inergy Holdings.

     Section 10.6. Limitations on Indemnification.
                   ------------------------------

             (a) Inergy Holdings shall not be entitled to any indemnification for any Damages under this Agreement until such Damages shall total $250,000 in the aggregate (the "Threshold Amount"); provided, however, that
     (i) any individual claim that is not part of a group of related or similar claims and is less than $2,500 shall not be counted toward the Threshold Amount or any Damages exceeding the Threshold Amount, and (ii) in the event Damages exceed the Threshold Amount, the liability for indemnification for such Damages shall only be to the extent such Damages exceed the Threshold Amount. The parties acknowledge that Remediation Costs shall not count toward the Threshold Amount except to the extent that any Remediation Costs, directly or indirectly, result from or are in connection with a breach of the representation set forth in Section 3.21.

             (b) Any claim for indemnification hereunder made against the IPCH Stockholders shall be made prior to December 31, 2002; provided, however that (i) a claim for indemnification as a result of the breach of a representation made by IPCH in Section 3.21 may be brought at any time prior to December 31, 2003; (ii) a claim for indemnification as a result of the breach of a representation made by IPCH in Section 3.14 may be brought at any time prior to the expiration of the statute of limitations applicable to such representation; (iii) a claim for indemnification as a result of the breach of a representation by IPCH in Section 3.1 or by any IPCH Stockholder contained in Section 6.1 may be brought at any time; and
     (iv) if a claim is made by the last date it can be made under this paragraph (b), then the potential liability for indemnification therefor shall continue beyond such period and until such claim is resolved by agreement or in the courts

             (c) If prior to the Closing any party (the "waiving party") (i) has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement, (ii) the effect of such breach is a failure of any condition to the waiving party's obligations set forth in Articles VIII or IX hereof and (iii) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article X, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

          (d) Except for actions based on or alleging actual fraud, the sole remedy for Damages for breach of any representation or warranty contained in this Agreement and any agreement, document or instrument executed and delivered in connection therewith shall be indemnification pursuant to this Article X.

     Section 10.7. Reduction for Insurance. The amount which an indemnifying
                   -----------------------
party is required to pay to, for, or on behalf of an indemnified party pursuant to this Article X (including under Section 10.8 below) shall be reduced (including without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the indemnified party in reduction of the related Damage ("Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If the indemnified party shall have received, or if the indemnifying party shall have paid on behalf of the indemnified party, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate, in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the indemnified party shall promptly pay to the indemnifying party the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance company and that the indemnified party shall pursue the recovery of such insurance proceeds with the same care and diligence as though no indemnification was available hereunder.

     Section 10.8. Agreement Respecting Environmental Matters.
                   ------------------------------------------

          (a) The parties make this agreement respecting costs incurred by Inergy Propane (as the successor to the assets and business of the IPCH Operating Subsidiary as referenced in Recital B above) in connection with the remediation of those properties held by the IPCH Operating Subsidiary at the Effective Time and identified on Schedule 10.8 hereto (the "Subject Properties").

          (b) To the extent that Inergy Propane has reason to believe that environmental remediation of any Subject Property is required to satisfy applicable environmental laws, ordinances, regulations or standards, including common law, and provided that Inergy Propane would conduct an environmental investigation thereof irrespective of the indemnification the IPCH Stockholders hereunder, Inergy Propane may conduct, at its expense, such investigation of the environmental status of the Subject Properties as it deems appropriate. In that regard, Inergy Propane anticipates engaging third party consulting firms with expertise in assessing environmental problems and advising as to the remediation of contaminated properties and regulatory compliance. If any such consultant advises Inergy Propane that remediation or other action must be undertaken with respect to any of the Subject Properties to satisfy any Federal, state, or local law, ordinance or regulation, including common law (a "Clean-Up Property"), Inergy Propane will advise the IPCH Stockholders' Representative of such fact in writing and provide, with such notice, appropriate supporting information, including an estimate of the costs that will be incurred to cause such property to satisfy applicable environmental laws, ordinances, regulations or standards, including common law.

          (c) Such costs incurred by Inergy Propane for the goods and services provided by third parties in connection with the remediation of any Clean-Up Property are referred to herein as "Remediation Costs." Inergy Propane shall notify the IPCH Stockholders' Representative of Remediation Costs as they are incurred, which costs shall be reasonable under the circumstances. Inergy Propane shall give the IPCH Stockholders' Representative and its advisors access to the Clean-Up Property, and to all reports, studies and information related to such Remediation Costs that are within Inergy Propane's possession or control, to ascertain the appropriateness of the Remediation Costs. The IPCH Stockholders' Representative shall have a period of 30 days to approve a Remediation Cost after notice thereof. Such approval shall not be unreasonably withheld. If approved or if the IPCH Stockholders' Representative fails to respond within such 30-day period, such Remediation Cost shall be a "Covered Cost" hereunder. If approval of a Remediation Cost is denied, the IPCH Stockholders' Representative shall, within 30 days after such denial, provide to Inergy Propane the opinion of a third party consulting firm with expertise in such matters that such Remediation Cost is not appropriate. The cost of any such third party consulting firm shall be borne by the IPCH Stockholders. If the consulting firm retained by Inergy Propane and the consulting firm retained by the IPCH Stockholders' Representative cannot promptly reach an agreement as to such Remediation Cost, then such consulting firms shall promptly select a third consulting firm with expertise in such matters, which third consulting firm shall make a determination as to the appropriateness of the Remediation Costs and the amount thereof. The determination by such third consulting firm shall be final and binding on the parties, and the Remediation Cost determined to be appropriate by such firm shall be "Covered Costs" hereunder. The cost of such third consulting firm shall be shared equally by the parties.

          (d)      The Covered Costs shall be shared as follows:

                   (i) the first $250,000 of Covered Costs shall be entirely those of Inergy Propane; provided, however, that to the extent that any Covered Costs, directly or indirectly, result from or are in connection with a breach of the representation set forth in Section 3.21, such Covered Costs shall not be the responsibility of Inergy Propane under this Section 10.8 but instead shall be the responsibility of the IPCH Stockholders under Section 10.1 (subject to the provisions of Section 10.6);

                   (ii) the next $1,500,000 of Covered Costs shall be shared equally between the IPCH Stockholders on the one hand and Inergy Propane on the other; and

                   (iii)  any Covered Costs not provided for in clauses (i) and
          (ii) shall be entirely those of Inergy Propane and, notwithstanding any other provision of law, any and all other Remediation Costs shall be borne by Inergy Propane unless such costs, directly or indirectly, result from or are in connection with a breach of the representation set forth in Section 3.21, in which case such costs shall be subject to the provisions of Sections 10.1 and 10.6.

          (e) Notwithstanding the foregoing, these cost sharing arrangements shall apply only to Remediation Costs incurred prior to December 31, 2002 (or Remediation Costs that Inergy Propane anticipates will be incurred after December 31, 2002 and are identified in writing with reasonable specificity to the IPCH Stockholders' Representative in the manner set forth in Section 10.8(c) above prior to that date) with respect to a Clean-Up Property designated by Inergy Propane under Section 10.8(b) above, it being understood that if notice of Remediation Costs is given by such date, then Inergy Propane shall be entitled to the sharing provisions hereof for Covered Costs incurred subsequent to December 31, 2002 with respect to such Clean-Up Property, and an appropriate amount shall be retained in escrow under the Escrow Agreement to assure funds are available from which Inergy Propane may be reimbursed.

          (f) The cost sharing arrangement with respect to remediation of the Subject Properties provided for in this Section 10.8 is independent of any breach of a representation made in this agreement and shall apply irrespective of whether or not Inergy Propane or any Inergy Party has knowledge of any environmental problems on the Subject Properties. Subject to the limits described in this Section, Inergy Propane shall look first to the Escrowed Funds to recover any Covered Costs as provided herein.

                                   ARTICLE XI

                                   TERMINATION
                                   -----------

     Section 11.1. Termination. This Agreement may be terminated at any time
                   -----------
prior to the Closing:

          (a) By the mutual agreement of IPCH, Inergy Holdings and the IPCH Stockholders' Representative;

          (b) By either Inergy Holdings, the IPCH Stockholders' Representative or IPCH if the Closing has not taken place on or before December 31, 2001 (the "Cut-Off Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party in breach of this Agreement or whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur within such period unless both IPCH and any of Inergy Holdings, MLP or Merger Sub are in breach or default on the Cut-Off Date, in which case any of such parties may terminate this Agreement;

          (c)      By Inergy Holdings pursuant to Section 7.13 hereof;

          (d) By Inergy Holdings the IPCH Stockholders' Representative or IPCH, as the case may be, if not in default or breach of this Agreement and
     (i) if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled on or prior to the Cut-Off Date and shall not have been waived in writing by such party, or (ii) if a default shall be made by the other party in observance or in the due and timely performance of any of the covenants and agreements herein contained that cannot be cured on or prior to the Cut-Off Date and shall not have been waived in writing by the terminating party; or (iii) if there exists an inaccuracy, failure or breach of a warranty or representation set forth herein or in any other agreement or instrument executed pursuant hereto by the other party which by the Cut-Off Date has not been cured or waived in writing by the terminating party for whose benefit such warranty or representation was made or given; and

          (e) At the option of Inergy Holdings the IPCH Stockholders' Representative or IPCH, if any action or proceeding shall have been instituted and remain pending before a court or other governmental body by any federal, state or local government or agency thereof to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or if any federal, state or local government or agency thereof shall have threatened to institute any proceeding before a court or other governmental body to restrain the consummation of such transactions or to force divestiture, provided that neither party shall have the option to terminate this Agreement as provided herein after any such action or notice by any federal, state or local government or governmental agency or other person shall be withdrawn or settled.

     Section 11.2. No Liability. Except in the event of a termination of this
                   ------------
Agreement pursuant to Section 11.1(d)(ii) or (iii) hereof, there shall be no liability on the parties hereto or any of their respective members, managers, officers, directors, stockholders or Affiliates as a result thereof under this Agreement. In the event of a termination under Section 11.1(d)(ii) or (iii) hereof, the terminating party shall only be entitled to receive from the other party an amount up to $250,000 for reimbursement of the third party expenses the terminating party has incurred in connection with the transactions contemplated hereby and shall not be entitled to recover any other Damages hereunder or otherwise. If either IPCH or Inergy Holdings is entitled to terminate this Agreement pursuant to Section 11.1(d)(ii) or (iii), such party may instead seek specific performance by the other party. Any party obtaining specific performance shall be deemed to have waived any breach or default by the other party which was known to the party prior to obtaining specific performance.

     Section 11.3. Notice. Inergy Holdings may exercise its right of termination
                   ------
of this Agreement only by delivering written notice to that effect to IPCH and the IPCH Stockholders' Representative, provided that such notice is received by IPCH prior to the Closing. IPCH or the IPCH Stockholders' Representative may exercise its right of termination of this Agreement only by delivering written notice to that effect to Inergy Holdings, provided that such notice is received by Inergy Holdings prior to the Closing.

     Section 11.4. Effect of Termination. If this Agreement is terminated as
                   ---------------------
described in this Article XI, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 7.2, 7.3, Article XII and this Article XI. Nothing in this Section 11.4 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

                                  ARTICLE XII

                                  MISCELLANEOUS

     Section 12.1. Notices. All notices and other communications hereunder shall
                   -------
be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the first service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          if to the Surviving Corporation, to the address set forth below for Inergy Holdings and IPCH, including copies;

               if to Inergy Holdings, IPCH Acquisition Corp., MLP and/or Merger
                       Sub, to:

                       Inergy Holdings, LLC
                       1101 Walnut, Suite 1500
                       Kansas City, Missouri 64106
                       Attention:  John J. Sherman
                       Facsimile:  (816) 842-1904

               with a copy to:

                       Stinson, Mag & Fizzell, P.C.
                       1201 Walnut Street, Suite 2800
                       Kansas City, MO 64106
                       Attention:  Paul E. McLaughlin
                       Facsimile:  (816) 691-3495

               if to IPCH and the Signing IPCH Stockholders to:

                       J. P. Morgan Partners (SBIC), LLC
                       1221 Avenue of the Americas
                       New York, New York 10020
                       Attention:  Official Notice Clerk
                       (fbo Mathew Lori)
                       Facsimile:  (212) 899-3401
               with a copy to:

                       O'Sullivan LLP
                       30 Rockefeller Plaza
                       New York, New York 10112
                       Attention:  Michael J. O'Brien
                       Facsimile:  (212) 408-2420

     Section 12.2. Amendments; No Waivers.
                   ----------------------

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and, in the case of an amendment, signed by IPCH, Inergy Holdings, MLP and the IPCH Stockholders' Representative. Any provision of this Agreement may be amended after the Effective Time if, and only if, such amendment is in writing and signed by Inergy Holdings, MLP and the IPCH Stockholders' Representative.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.3. Survival. Subject to the provisions of Section 10.6(b), all
                   --------
representations, warranties, covenants and agreements made by the parties each to the other in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions contemplated by this Agreement. All representations made herein by IPCH and/or the Signing IPCH Stockholders may be fully and completely relied upon by Inergy Holdings and MLP notwithstanding any investigation heretofore or hereafter made by such party or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing.

     Section 12.4. Assignment. Inergy Holdings may assign any or all of its
                   ----------
rights under this Agreement (including, without limitation, the rights under Article X) and all certificates, instruments and other agreements entered into in connection with this Agreement (including, without limitation, the Nonsolicitation Agreements and the Escrow Agreement) to any Affiliate of Inergy Holdings, including to MLP or any Subsidiary of MLP, and such assignee or any future assignee shall have the right to further assign such rights to any Affiliate of Inergy Holdings, whether such assignment is pursuant to a merger or otherwise and any such assignees shall have all of the right and power to directly enforce such rights; provided, however, that in the event of any such assignments Inergy Holdings shall remain liable for the performance of all its obligations hereunder. Except as provided in the immediately preceding sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (other than to an affiliate or by operation of law, including the laws of descent and distribution), without the prior written consent of the other party (which consent shall not unreasonably be withheld), and any attempt to make any such assignment without such consent shall be null and void. Subject to the provisions of this
Section 12.4, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs and assigns.

     Section 12.5. Governing Law. This Agreement shall be construed in
                   -------------
accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts or choice of law.

     Section 12.6. IPCH Stockholders' Representative. By the approval of this
                   ---------------------------------
Agreement by the IPCH Stockholders, each IPCH Stockholder acknowledges that:

          (a) The IPCH Stockholder irrevocably appoints the person designated from time to time pursuant to Section 12.6(e) below as its true and lawful attorney-in-fact, to act as its representative (the "IPCH Stockholders' Representative") under this Agreement and, as such, to act, as the IPCH Stockholder's agent (with full power of substitution), to take such action in the name of the IPCH Stockholder and for and on the IPCH Stockholder's behalf with respect to all matters relating to this Agreement and the Escrow Agreement (including, without limitation, (i) to give and receive (or refrain from giving or receiving) all accountings, reports, notices, waivers and consents, (ii) to determine the Final Working Capital in accordance with Section 2.1(f) of this Agreement and reach agreement with Inergy Holdings with respect to the Final Cash Consideration Amount as contemplated by Section 2.1(f) of this Agreement, (iii) to terminate this Agreement as provided in Article XI hereof, (iv) to amend this Agreement to extend the termination dates provided in Article IX hereof, (v) to receive notices of any claims relating to the indemnification in Article X of this Agreement, (vi) to elect and, if elected, to assume control of the defense of any such claims (including the retention of counsel) and to reach an agreement with respect to or settle any proceeding relating to such claims,
     (vii) to authorize the Escrow Agent to pay any amounts from the cash amount and MLP Units held by the Escrow Agent in accordance with the terms of the Escrow Agreement (either to the IPCH Stockholders' Representative, to be distributed to the IPCH Stockholders as provided in this Agreement, or to Inergy Holdings in payment or settlement of claims), and (viii) to take any and all actions on behalf of the IPCH Stockholders from time to time as the IPCH Stockholders' Representative may deem necessary or desirable to fulfill the interests and purposes of this Section (including all paragraphs contained herein)) and to act for the IPCH Stockholder and in the IPCH Stockholder's name, place and stead as fully to all intents and purposes as the IPCH Stockholder could do in person. The IPCH Stockholder further acknowledges and agrees that upon execution of this Agreement, any delivery by the IPCH Stockholders' Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the IPCH Stockholders' Representative pursuant to this Section (notwithstanding the later execution of a Letter of Transmittal by the IPCH Stockholder), the IPCH Stockholder shall be bound by such documents as fully as if the IPCH Stockholder had executed and delivered such documents. The authority conferred under this Section (including all paragraphs contained herein) is an agency coupled with an interest and all authority conferred hereby is irrevocable and not subject to termination by the IPCH Stockholder or by operation of law, whether by the death or incapacity of the IPCH Stockholder, the termination of any trust or estate or the occurrence of any other event. If the IPCH Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the IPCH Stockholders' Representative pursuant to this Section shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the IPCH Stockholders' Representative or Inergy Holdings shall have received notice of such death, incapacity, termination or other event. The IPCH Stockholders' Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Agreement or shall otherwise exist against the IPCH Stockholders' Representative. With respect to all other actions, the IPCH Stockholders' Representative shall only take or authorize such actions approved orally or in writing by the IPCH Stockholders holding a majority of the Series E Preferred Stock held by all IPCH Stockholders that have either executed and delivered this Agreement or a Letter of Transmittal.

          (b) The IPCH Stockholders' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the IPCH Stockholder, Inergy Holdings, the Surviving Corporation, MLP or Acquisition Corp, or any other evidence deemed by the IPCH Stockholders' Representative to be reliable, and the IPCH Stockholders' Representative shall be entitled to act on the advice of counsel selected by it. The IPCH Stockholders' Representative shall be fully justified in failing or refusing to take any action on behalf of the IPCH Stockholders under this Agreement unless it shall have received such advice or concurrence of the IPCH Stockholders as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the IPCH Stockholders appointing it (severally according to their respective percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement) against any and all liability and expense that the IPCH Stockholders' Representative may incur by reason of taking or continuing to take any such action.

          (c) The IPCH Stockholders' Representative shall be entitled to retain counsel and other advisors and to incur such expenses as the IPCH Stockholders' Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses (including reasonable attorneys' fees and expenses) incurred by the IPCH Stockholders' Representative shall be borne by the IPCH Stockholders pro rata according to their respective percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement.

          (d) The IPCH Stockholders agree to indemnify the IPCH Stockholders' Representative (in its capacity as such) ratably according to their respective percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement against, and to hold the IPCH Stockholders' Representative (in its capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the IPCH Stockholders' Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or in connection herewith in such capacity; provided that no IPCH Stockholder shall be liable for the payment of any portion of such losses resulting solely from the gross negligence or willful misconduct of the IPCH Stockholders'

     Representative. The agreements in this Section 12.6(d) shall survive termination of this Agreement.

          (e) J.P. Morgan Partners (SBIC), LLC ("JPMP") shall be the initial IPCH Stockholders' Representative and shall serve as the IPCH Stockholders' Representative until the earlier of its resignation or removal (with or without cause) by IPCH Stockholders executing this Agreement or a Letter of Transmittal whose percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement exceed, in the aggregate, 50% (such sum being referred to herein as the "Controlling Percentage"). JPMP hereby accept its appointment as the initial IPCH Stockholders' Representative and the authorization set forth above. Upon the resignation or removal of JPMP, the IPCH Stockholders executing this this Agreement or a Letter of Transmittal whose percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement exceed the Controlling Percentage shall select a new IPCH Stockholders' Representative who may resign, be removed or replaced in such a manner as the selecting IPCH Stockholders agree. Each time a new IPCH Stockholders' Representative is appointed pursuant to this Agreement, such Person shall accept such position in writing.

          (f) The IPCH Stockholders whose respective percentage ownership of the Series E Preferred Stock immediately prior to the Closing under this Agreement exceed, in the aggregate, the Controlling Percentage shall notify Inergy Holdings of each change of IPCH Stockholders' Representative. Until Inergy Holdings receives the foregoing notice, it shall be entitled to assume that a prior person acting as the IPCH Stockholders' Representative is still the duly authorized IPCH Stockholders' Representative.

     Section 12.7.  Counterparts; Effectiveness. This Agreement may be executed
                    ---------------------------
in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 12.8.  No Third Party Beneficiaries. This Agreement shall be
                    ----------------------------
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 12.9.  Interpretation. When a reference is made in this Agreement
                    --------------
to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 12.10. Enforcement. The parties agree that irreparable damage would
                    -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 12.11. Entire Agreement. This Agreement (together with the exhibits
                    ----------------
and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     Section 12.12. Severability. If any term, provision, covenant or
                    ------------
restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

J.P. MORGAN PARTNERS (SBIC) LLC               IPCH ACQUISITION CORP.


By /s/ Christopher Behrens                    By /s/ John. J. Sherman
   -----------------------                       --------------------
       Christopher Behrens, General Partner          John. J. Sherman, President

                                                      ("IPCH Acquisition Corp.")

SUMMIT CAPITAL, INC.                          IPCH MERGER CORP.


By /s/ George B. Kelly                        By /s/ John J. Sherman
   -------------------                           -------------------
       George B. Kelly, Chairman                     John J. Sherman, President

                                                                  ("Merger Sub")

INDEPENDENT PROPANE COMPANY HOLDINGS          INERGY, L.P.

                                              By: INERGY GP, LLC,
By /s/ David L. Scott                             as Managing General Partner
   -----------------
       David L. Scott                         By /s/ John J. Sherman
                                                 -------------------
                                                     John J. Sherman, President

                                                                         ("MLP")

INERGY HOLDINGS, LLC                          HELLER FINANCIAL, INC.


By /s/ John J. Sherman                        By /s/ Steven Lane
   -------------------                           ---------------
       John J. Sherman, President                    Steven Lane

("Inergy Holdings")

TRIAD VENTURES LIMITED, L.P


By /s/ Mary Ban
   -------------------
   Special Limited Partner

Joined in solely for the limited purposes specified in Section 7.6 and Section
7.11 by:

/s/ David L. Scott                      /s/ Robert R. Galvin
----------------------------------     -------------------------------------
David L. Scott                         Robert R. Galvin
                       ("Scott")                                      ("Galvin")

Joined in solely for the limited purposes specified in Section 10.8 by:

INERGY PROPANE, LLC


By /s/ John J. Sherman
   -------------------
       John J. Sherman, President

                 ("Inergy Propane")

                                   APPENDIX I

                                   DEFINITIONS

     "Acquisition Proposal for IPCH" means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of 10% or more of the assets, or directly or indirectly acquires beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of IPCH or in which IPCH issues securities representing 10% of the outstanding securities of any class of voting securities of IPCH.

     "Adverse Effect" means a single event, occurrence or fact or related series of events, occurrences or facts having an adverse effect on the assets, business, operations, prospects or financial condition of IPCH or its Subsidiaries.

     "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract, or otherwise.

     "Agreed MLP Unit Value" shall be $26.30 per MLP Unit.

     "Balance Sheet" means IPCH's audited balance sheet dated September 30, 2001.

     "Balance Sheet Date" means September 30, 2001.

     "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in the State of Missouri.

     "Cash Amount" means with respect to each share of Stock the amount of the cash consideration constituting a portion (or all as the case may be) of the Merger Consideration payable, respectively, for each share of Common Stock, Series D Preferred Stock, and Series E Preferred Stock, as determined pursuant to Sections 2.1(e)(iii), 2.1(e)(ii) and 2.1(f)(i), respectively.

     "Closing" means the closing of the Merger contemplated in this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contracts and Other Agreements" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, oral or written to which IPCH or any of its Subsidiaries is a party.

     "Distributable MLP Units" shall mean that number of MLP Units, if any, constituting a portion of the Merger Consideration to be delivered to the holders of the Series E Preferred Stock at Closing less the number of such MLP Units that are to be delivered to the Escrow Agent at Closing.

     "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, tribunal, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

     "IPCH Stockholders" means the holders of the Series E Preferred Stock at the Effective Time.

     "Knowledge," with respect to IPCH and its Subsidiaries, shall encompass all facts and information which are within the actual knowledge of any of the officers, directors, or key employees of IPCH or any of its Subsidiaries (all of whom are listed on Exhibit J hereto), after review of such person's own files and inquiry of those other officers (who are current employees) of IPCH or any IPCH Subsidiary who would reasonably be expected to have knowledge of the specific matter at issue, and with respect to Inergy Holdings and MLP, shall encompass all facts and information which are either within the actual knowledge of any of the officers, directors, or employees of Inergy Holdings and MLP, respectively, or that should have been known to such persons in the exercise of reasonable care and after due inquiry.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "MLP SEC Documents" means (i) MLP's Registration Statement on Form S-1 which became effective with the SEC on July 25, 2001, (ii) MLP's quarterly report on Form 10-Q (the "10-Q") for its fiscal quarter ended June 30, 2001, filed with the SEC, (iii) MLP's current report on Form 8-K dated November 2, 2001, filed with the SEC, and (iv) any report filed by MLP with the SEC after the date hereof and prior to the Closing Date.

     "Material Adverse Effect" shall mean with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event), that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate, any Damages in excess of Five Hundred Thousand Dollars ($500,000); provided that the foregoing shall not include the consequences of any fact or circumstance (a ) not directly related to IPCH or its Subsidiaries or to their respective business or properties, or (b) attributable to (i) factors or events generally affecting the industry in which the business of IPCH operates, (ii) general national, regional or local economic or financial conditions, or (iii) changes in governmental or legislative laws, rules or regulation.

     "Material Contract" shall mean and involve any Contracts and Other Agreements, if such involves, relates to or affects the business or the assets or both of IPCH or its Subsidiaries, is not cancelable on notice of not longer than thirty (30) days and without liability, penalty or premium, and if any one or more of the following applies: (i) it involves, or may reasonably be expected to involve, the payment or receipt of One Hundred Thousand Dollars ($100,000) or more (whether in cash or in goods or services of an equivalent value) over its term, including renewal options, or Fifty Thousand Dollars ($50,000) during any one year or (ii) it imposes unusual and burdensome restrictions on the conduct of the business of IPCH or its Subsidiaries that would reasonably be expected to result in an adverse financial effect to IPCH or its Subsidiaries in excess of $50,000, (iii) it was not made in the ordinary and usual course of the business consistent with past practice, (iv) it is a continuing contract for the purchase, sale or distribution of materials, supplies, equipment, products or services, (v) it materially burdens, benefits, or imposes liabilities upon, or otherwise with respect to, any real property owned or leased by IPCH or its Subsidiaries, (vi) the present or prospective business of IPCH or its Subsidiaries is materially dependent upon it, or (vii) it involves the future purchase or sale of propane at a fixed price.

     "Merger Consideration" means the total consideration payable to holders of Stock pursuant to the Merger.

     "Organizational Documents" of an entity shall mean, if a corporation, its articles of incorporation or certificate of incorporation, as the case may be, and bylaws, and if a limited liability company, its certificate of formation and limited liability company agreement, and any other documents, agreements or instruments relating to the creation, formation, organization, governance or ownership of such entity.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Stock" means the Common Stock, Series D Preferred Stock and Series E Preferred Stock.

     "Stock Certificate" means a certificate which prior to the Effective Time validly evidences any share of Stock to be converted into the right to receive any portion of the Merger Consideration.

     "Stockholder(s)" means a holder as of the Effective Time of shares of Stock.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "IPCH Subsidiary" means a Subsidiary of IPCH, including the IPCH Operating Subsidiary.

     In addition to the definitions set forth above, each of the following terms is defined in the Section set forth opposite such term:

           TERMS
           -----                                         SECTIONS
                                                         --------
           Agreement
           Certificate of Merger                         Preamble
           Benefit Plans                                 2.1(b)
           Claim Notice                                  3.18(a)
           Common Stock                                  10.3(a)
           Covered Cost                                  Recital A
           Cut-Off Date                                  10.8(c)
           Damages                                       11.1(b)
           Delaware Law                                  10.1(a)
           Effective Time                                2.1(a)
           ERISA                                         2.1(b)
           Escrow Agent                                  3.18(a)
           Escrow Agreement                              2.3(a)
           Estimated Cash Consideration                  2.3(a)
           Final Cash Consideration Amount               2.1(f)(i)
           GAAP                                          2.1(f)(i)
           Galvin                                        2.1(f)(i)
           Hazardous Substances                          Preamble
           IPCH                                          3.21(b)
           IPCH's Adjusted Shareholders' Equity          Preamble
           IPCH Operating Subsidiary                     2.1(f)(i)
           IPCH Stockholders' Representative             Recital B
           Indemnified Party                             12.6
           Indemnifying Party                            10.3
           Inergy Holdings                               10.3
           Inergy Parties                                Preamble
           Inergy Propane                                Article VIII, lead in
           Letter of Transmittal                         Recital B
           Material Real Property                        2.3(a)
           Merger                                        7.14
           Merger Sub                                    Recital A
           MLP                                           Preamble
           MLP Units                                     Preamble
           NOL                                           Preamble
           Nonsolicitation Agreements                    3.14(g)
           Notice Period                                 7.7
           Permitted Encumbrances                        10.3(a)
           Real Property                                 3.10(a)
           Registration Rights Agreement                 3.10(a)
           Reserve Account                               7.8
           Scott                                         2.1(f)(i)
           Securityholders Agreement                     Preamble
           Series D Preferred Stock                      2.2
           Series E Preferred Stock                      Recital A
                                                         Recital A

           TERMS                                          SECTIONS
           -----                                          --------
           Stockholders Joinder Agreement                  7.15
           Stock Rights                                    2.1(e)(iv)
           Subject Properties                              10.8
           Supplemental Information                        7.13
           Surviving Corporation                           Recital B
           Tax or Taxes                                    3.14(a)
           Title Commitment                                7.14
           Title Company                                   7.14(b)
           Title Policy                                    7.14
           Transaction Expenses                            2.1(f)(i)
           WARN                                            3.18(f)